================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                       UTAH RESOURCES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                      UTAH
         (State or Other Jurisdiction of Incorporation or Organization)

                                      6552
            (Primary Standard Industrial Classification Code Number)

                                   87-0273519
                    (I.R.S. Employer Identification Number)

                       UTAH RESOURCES INTERNATIONAL, INC.
                        297 WEST HILTON DRIVE, SUITE #4
                             ST. GEORGE, UTAH 84770
                                 (801) 628-8080
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent For Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                                  Alan B. Roth
                        Wildman, Harrold, Allen & Dixon
                             225 West Wacker Drive
                          Chicago, Illinois 60606-1229
             (312) 201-2633/telephone and (312) 201-2555/facsimile

    Approximate date of commencement of proposed sale to the public          ,
1998 for the Round Up Option Offering and          , 1998, for the Returned
Shares Option Offering.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS                   AMOUNT TO BE         OFFERING PRICE           AGGREGATE          REGISTRATION
        OF SECURITIES TO BE REGISTERED               REGISTERED             PER UNIT            OFFERING PRICE          FEE(3)
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.10 par value................   533,000(1)(2)(3)           $3.35              $1,785,550(3)          $526.74
-----------------------------------------------------------------------------------------------------------------------------------

(1) This figure represents the maximum number of shares of Common Stock which will be offered to the Company's shareholders pursuant to the 1,000 to 1 reverse stock split and: (a) the Round-Up Option Offering, where any shareholder of the Company holding fewer than 1,000 shares of Common Stock or any increment thereof, may (i) purchase additional shares in order to "round-up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share, or (ii) sell such shares to the Company based upon a pre-reverse-split price of $3.35 per share; and (b) the Returned Shares Option Offering, where remaining shareholders of the Company, except for IMCC, (following the reverse stock split) may purchase on a pro rata basis, those shares which the Company redeemed from those fractional shareholders who elected NOT to round up.

(2) This figure does not reflect fractional shares which may be held by brokerage firms or other third party nominees.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o), since it is not clear how many shareholders will participate and how many shares will be available in the Round Up Option Offering and the Returned Shares Option Offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 25, 1998

                       UTAH RESOURCES INTERNATIONAL, INC.
                                PROXY STATEMENT
                  FOR A SPECIAL MEETING OF THE SHAREHOLDERS OF
                       UTAH RESOURCES INTERNATIONAL, INC.
                         ------------------------------
                                   PROSPECTUS
                  RELATED TO 533,000 SHARES OF COMMON STOCK OF
                       UTAH RESOURCES INTERNATIONAL, INC.

     This Prospectus is being furnished to holders of common stock, $0.10 par value per share (the "Common Stock") of Utah Resources International, Inc., a Utah corporation (the "Company"), in connection with solicitation of proxies by the Board of Directors of the Company for use at a special meeting of the
Company's shareholders (the "Special Meeting") to be held at           on
          , 1998 at           M.S.T., and at any adjournment or postponement
thereof to consider and vote upon, among other things, a 1,000 to 1 reverse stock split.

     This Prospectus constitutes a prospectus of the Company, with respect to the issuance and delivery of shares of Common Stock with respect to: (A) the Round Up Option Offering, pursuant to which a maximum of 429,192 shares of Common Stock shall be offered to the Company's fractional shareholders (those shareholders holding fewer than 1,000 shares or any increment thereof) at $3.35 per share; and (B) the Returned Shares Option, pursuant to which a maximum of 103,808 shares of Common Stock (which shares represent the Common Stock redeemed by the Company in the reverse stock split from those fractional shareholders who did NOT elect to round up) shall be offered to the Company's remaining shareholders following the reverse stock split, pursuant to the terms of a settlement agreement, dated as of June 26, 1996, by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, Inter-Mountain Capital Corp. ("IMCC"), John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") and a stock purchase agreement, dated as of July, 1996, by and between the Company and IMCC ( the "Stock Purchase Agreement").

     SEE "RISK FACTORS" BEGINNING ON PAGE    , FOR CERTAIN CONSIDERATIONS
RELEVANT TO AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ROUND-UP OPTION OFFERING

                                                                          UNDERWRITING
                                                  PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                   PUBLIC                 COMMISSIONS                COMPANY(1)
                                                  --------               -------------              -----------
Per Share...............................      $3.35 per share                 -0-                      $3.35
Total...................................      $3.35 per share                 -0-                    $1,437,793

(1)  Before deducting expenses estimated at $          , all of which are
     payable by the Company.

RETURNED SHARES OPTION OFFERING

                                                                               UNDERWRITING
                                                       PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                        PUBLIC                 COMMISSIONS                COMPANY(1)
                                                       --------               -------------              -----------
Per Share....................................      $3.35 per share                 -0-                      $3.35
Total........................................      $3.35 per share                 -0-                     $347,757

(1) Before deducting expenses estimated at $         , all of which are payable
    by the Company.

SUBJECT TO COMPLETION.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    THE ATTORNEY-GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
N.Y. #         (TO BE ASSIGNED).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes thereto appearing elsewhere in this Prospectus. Utah Resources International, Inc. ("URI" or the "Company") is a Utah corporation which was organized in Utah in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission.

                                  THE COMPANY

     The Company was organized in 1966, as a Utah corporation, as Utah Industrial, Inc. It was renamed Utah Resources International, Inc., in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. The Company's executive offices are located at 297 West Hilton Drive, Suite #4, St. George, Utah 84770,
(801) 628-8080.

     The Company is a real property development corporation. As of January 1, 1998, the Company directly owned approximately 401 acres of undeveloped land in St. George, Utah, approximately 355 acres of which are developable on which it conducts its real property development business, primarily through its wholly-owned subsidiary, Tonaquint, Inc. ("Tonaquint"). The Company also has interests in partnerships that own and are developing other real property in St. George, Utah. The Company also receives revenues from its ownership of overriding royalty interests in producing oil and gas leases in Utah and Wyoming, dating from the Company's historic business of acquiring and selling oil, gas and mineral leases.

     The Company's undeveloped real property is adjacent to Interstate Highway 15, which is a major traffic route from Salt Lake City, Utah to Las Vegas, Nevada and southern California. The Company's real estate development activities in recent years have concentrated on subdividing and selling improved lots for residential construction, as the financial condition of the Company and the St. George, Utah real estate market have permitted. The Company's lands include premium priced hillside view lots, as well as lower-priced lots. In addition, the Company pursues commercial real estate development of some of its undeveloped real property.

                                  THE OFFERING

     On July 3, 1996, the Company consummated a transaction with Inter-Mountain Capital Corporation ("IMCC"), whereby common stock representing 50.5% of the outstanding stock of the Company was transferred to IMCC for $3.35 per share, payable in accordance with the terms of the Stock Purchase Agreement by and between the Company and IMCC (the "Stock Purchase Agreement"). The transfer of such shares to IMCC was the product of the consummation of a Letter of Intent dated April 5, 1996, as amended (the "Letter of Intent"), the Stock Purchase Agreement, a settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") and a settlement agreement, by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C.,
R. Dee Erickson, Lyle D. Hurd, Jr., and E. Jay Sheen (the "Morgan Settlement Agreement") (the Letter of Intent, Stock Purchase Agreement, 1996 Settlement Agreement and Morgan Settlement Agreement together are the "Transaction Agreements").

     The Transaction Agreements required, among other things, that the Company cause a reverse stock split to occur on the terms as provided therein and herein. A company with assets of over $10 million becomes a "reporting company" when its shareholders number 500 or more and it complies with applicable securities laws. To thereafter be allowed to become a "non-SEC reporting company" and cease reporting to the Securities and Exchange Commission, the number of shareholders must decline to less than 300. The proposed transaction is designed to result in reducing the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be a reporting company.

     At the Special Meeting of Shareholders, scheduled for           , 1998 (the
"Special Meeting Date"), shareholders will be asked to consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common stock as of 4:30 p.m.
M.S.T., on           , 1998 on the basis that each 1,000 shares of common, $.10 par value per share stock then outstanding ("Common Stock") will be converted into one share of common $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares or any increment thereof (after being given an opportunity to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a pre-reverse-split price
of $3.35 per share for each share outstanding as of           , 1998 (the
"Record Date").

ROUND UP OPTION OFFERING

     If the reverse stock split is approved, any shareholder of the Company holding fewer than 1,000 shares of Common Stock or any increment thereof, may
(i) after providing notice to the Company of his/her/its intent to exercise the Round Up Option, as defined herein, purchase additional shares in order to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share (the "Round Up Option"), or (ii) sell such shares to the Company based upon a pre-reverse-split price of $3.35 per share.

     Also, as indicated above, a shareholder holding 1,000 shares or more (a "Non-Exercising Shareholder") will have such shares converted into one share of New Stock of the Company for each 1,000 shares of the Company's Common Stock owned, with Non-Exercising Shareholders given the option to (i) purchase additional shares in order to round-up to the next increment of 1,000 shares at a purchase price of $3.35 per share, pursuant to the Round Up Option, or (ii) sell such fractional shares to the Company based upon a pre-reverse-split price of $3.35 per share.

RETURNED SHARES OPTION OFFERING

     As required by the terms of the Transaction Agreements, subsequent to the proposed reverse split, and subject to applicable state and federal securities and state corporate law, any Common Stock redeemed through the reverse split (the "Returned Shares") may be acquired by the remaining shareholders of the Company, other than IMCC, in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price equal to the pre-reverse-split price of $3.35 per share (the "Returned Shares Purchase Price"). Only those shares for which the Company has received a fully and properly executed letter of transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Shares Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Shares Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Record Date less those shares held by IMCC) in blocks of not less than 1,000 shares. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to

                                       x
                                    -------
                                    (y -- z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of New Stock shares owned by IMCC. Twenty-five percent (25%) of the Returned Shares Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Shares Note"). Subject to applicable Internal Revenue Service rules, the Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Shares Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned

Shares/New Stock to payment of the unpaid balance of the Returned Shares Note. Returned Shares purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Shares Note.

COMMON STOCK OFFERED PURSUANT TO THE ROUND UP OPTION........   429,192 Shares
Assuming all of the fractional shareholders (those holding
  fewer than 1,000 shares of Common Stock or any increment
  thereof) elect to round-up
COMMON STOCK OFFERED PURSUANT TO THE RETURNED SHARES           103,808 Shares
  OPTION....................................................
Assuming no fractional shareholders elect to participate in
  the Round Up Option and all of the remaining shareholders
  elect to participate in the Returned Shares Option
COMMON STOCK TO BE OUTSTANDING AFTER THE OFFERING
Assuming the Round Up Option is fully subscribed............   2,952,000 Shares
Assuming the Returned Shares Option is fully subscribed.....   2,522,808 Shares
COMMON STOCK TO BE OUTSTANDING AFTER THE CONVERSION TO NEW
  STOCK
Assuming the Round Up Option is fully subscribed............   2,952 Shares
Assuming the Returned Shares Option is fully subscribed.....   2,522 Shares

USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 429,192 shares of Common Stock offered by it pursuant to the Round Up Option, after deducting estimated offering expenses, are estimated at the maximum to be approximately
$          , based upon an offering price of $3.35 per share of Common Stock and one hundred percent (100%) participation in the Round Up Option Offering. If there is one hundred percent (100%) participation in the Round Up Option Offering, then there will be no shares available for the Returned Shares Offering.

     If no shareholder participates in the Round-Up Option Offering, then the Company shall be obligated to redeem the fractional shares (those shares held by shareholders who hold less than 1,000 shares or any increment thereof) at a purchase price of $3.35 per share. Those returned shares (approximately 103,808) in turn, will be available for purchase by the remaining shareholders. The net proceeds to the Company from the sale of the 103,808 shares of Common Stock offered by it hereby pursuant to the Returned Shares Option, after deducting estimated offering expenses, are estimated at the maximum to be approximately
$          , based upon an offering price of $3.35 per share of Common Stock, one hundred percent (100%) participation in the Returned Shares Option Offering, and including all proceeds from the sale including proceeds from the note, and excluding the cost of redeeming the fractional shares, pursuant to those shareholders who do not elect to exercise its Round-Up Option.

     The principal purpose of the Round Up Option and the Returned Shares Option offerings are to fulfill the requirements of the Transaction Agreements, described herein, that is, to provide fractional shareholders the opportunity to purchase additional fractional shares to round up to one whole share of New Stock and thus remain a shareholder of the Company, and to provide remaining shareholders the opportunity to purchase Returned Shares, and thus, increase their interest in the Company. The Company intends to become a non-SEC reporting Company once the Reverse Split is successfully completed and as soon as permitted under applicable state and federal securities laws. Less than all of the securities offered may be sold, and thus, less than the maximum proceeds may be obtained. Consequently, the Company has no specific plan for the proceeds, other than for general corporate working capital purposes.

                             SUMMARY FINANCIAL DATA

     The Summary Financial Data are based on the historical financial statements of the Company, giving effect to the Round-Up Option Offering and the Returned Shares Option Offering. The Summary Financial Data should be read in conjunction with the financial statements of the Company included elsewhere in the Prospectus.

                                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                         -----------------------------------------------------------   ---------------------
                            1992        1993         1994        1995        1996        1996        1997
                         ----------   ---------   ----------   ---------   ---------   ---------   ---------
STATEMENT OF
  OPERATIONS DATA:
Sales.................   $1,158,346   $ 758,114   $2,274,222   $ 587,663   $ 451,406   $ 178,070   $ 517,066
Income (loss) from
  continuing
  operations..........      179,383    (346,204)     718,512    (260,026)   (925,903)   (787,891)   (115,703)
Total discontinued
  operations..........      (13,013)    168,745      (31,416)   (489,593)     73,701      22,568          --
Net income (loss).....      166,370    (177,459)     687,096    (749,619)   (852,202)   (765,323)   (115,703)
Income (loss) per
  shares continued
  operations..........          .12        (.12)         .54       (0.16)      (0.45)       (.38)       (.06)
Income (loss) per
  share discontinued
  operations..........          .00         .00          .00       (0.30)      (0.04)        .00         .00
Total earnings (loss)
  per share...........         $.12       $(.12)        $.54       $(.41)      $(.41)      $(.37)      $(.06)

                                                 DECEMBER 31,                                 SEPTEMBER 30,
                        --------------------------------------------------------------   -----------------------
                           1992         1993         1994         1995         1996         1996         1997
                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Cash.................   $  232,735   $  369,603   $2,138,795   $  765,831   $  517,858   $  257,900   $  334,919
Real estate held for
  resale.............    1,078,047      727,477      627,214      854,821      876,088      655,133      838,454
Total Assets.........    3,353,334    2,262,050    3,293,836    2,441,982    1,966,144    1,625,127    1,775,639
Notes payable........    1,418,452      702,611      657,545      599,627      599,627      180,357      287,838
Shareholders' equity
  (deficit)..........   $1,118,435   $  978,008   $1,665,104   $1,065,322   $  729,597   $  816,476   $  613,476

                                                                      AS ADJUSTED
                                                         --------------------------------------
                                                                     SEPTEMBER 30,
                                                         --------------------------------------
                                                            (1)           (2)           (3)
BALANCE SHEET DATA:
Cash.................................................    $1,772,712    $   74,362    $       --
Real estate held for resale..........................       838,454       838,454       838,454
Total Assets.........................................     3,213,432     1,515,082     1,440,720
Notes payable........................................       287,838       287,838       300,675
Shareholders' equity (deficit).......................    $2,051,687    $  353,337    $  266,138

------------

(1) ROUND UP OPTION SALE -- assumes all of the fractional shareholders (those holding fewer than 1,000 shares of Common Stock or any increment thereof) elect to round-up for a total of 429,192 available shares, at $3.35 per share.

(2) RETURNED SHARES OPTION -- assumes no fractional shareholders elect to participate in the Round-Up Option and all of the remaining shareholders elect to participate in the Returned Shares Option, for a total of 103,808 available shares, at $3.35 per share. The Returned Shares Option provides for shareholders to pay $.84 cash per share with the remaining balance of $2.51 per share being in the form of a note.

(3) RETURNED SHARES OPTION -- assumes no fractional shareholders elect to participate in the Round-Up Option and none of the remaining shareholders elect to participate in the Returned Shares Option, for a total of 103,808 available shares at $3.35 per share. The cash shortfall of $12,837 has been reflected as an increase to notes payable.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby, pursuant to the Round Up Option and the Returned Shares Option, as described herein, should consider carefully the risks associated with investing in the Common Stock, including the principal risk factors set forth below, as well as other information set forth in this Prospectus.

     RELIANCE UPON EXECUTIVE OFFICERS AND KEY EMPLOYEES. The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly Mr. John Fife, the Company's President, Chief Executive Officer and Chairman of the Board. The loss of the services of executive officers or key employees for any reason could have a material adverse effect upon the Company's business, financial condition and results of operations.

     CONTROL BY PRINCIPAL STOCKHOLDER. IMCC currently owns 50.5% of the Company's Common Stock and holds a ten year option to purchase an additional number of shares necessary to maintain its 50.5% interest. As a result, John Fife, as the controlling shareholder of IMCC, will continue to be able to control the outcome of matters requiring a shareholder vote, including the election of directors. Such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

     REAL PROPERTY DEVELOPMENT ACTIVITIES. The real estate development industry in general and the residential real estate development industry in particular is a high risk industry, subject to changes in general economic conditions, fluctuating interest rates, and changing demand for the types of developments being considered. Volatility in local and regional land use demands, as well as changing supply and demand for the specific uses for which the real property is being developed are also factors in assessing the relative risks of the business. The demand for residential real estate development is particularly sensitive to changing interest rates and shifting demographics. Both of these factors affecting the demand for residential housing are highly unpredictable over both the short and long-term.

     GOVERNMENT REGULATION. Real estate development is a government regulated industry. The regulation of real estate development is the product of political and practical considerations. Regulation is carried out by municipal, county, state and federal agencies, but municipal and county governments have the greatest regulatory impact. The city of St. George, where the Company operates, has been adopting increasingly restrictive regulations associated with development activities, including the adoption of more restrictive building codes and ordinances, greater emphasis on land use planning, pressure to increase the number of low density residential developments, and heightened public concern aimed at limiting development as a means to control growth. Development in some areas close to the Company's property may be limited by governmental environmental protection activities. Government regulation can have an effect on the viability of real estate development by the Company.

     COMPETITION IN REAL ESTATE DEVELOPMENT. The real property development industry is highly competitive. Several development companies with interests in St. George have longer operating histories, greater financial strength and more experience in the industry than does the Company. The Company's development activities historically have represented less than 5% of total real estate development activity in the area in and around St. George, and, in management's view, that percentage is likely to decrease in the near term given the increase in overall development activities in the area. The perceived strength of the St. George real estate market has recently attracted many more developers to the area, thus increasing competition to the Company.

     REDUCTION IN INFORMATION REGARDING THE COMPANY. If the Reverse Split discussed in the Schedule 13e-3 and Preliminary Proxy Statement, provided by the
Company to its shareholders and dated as of           , 1998, is completed, the
Company plans to cease to be an SEC reporting company, as soon as permitted under applicable state and federal securities laws. Deregistration would eliminate the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.

     LOSS OF PRESTIGE. If the Reverse Split discussed in the Schedule 13e-3 and Preliminary Proxy Statement is completed, the Company plans to cease to be an SEC reporting company. There will likely be a loss of prestige that being a reporting company provides.

     LOSS OF EASE OF VALUATION OF STOCK.  If the Reverse Split discussed in the
Schedule 13e-3 and Preliminary Proxy Statement is completed, the Company plans to cease to be an SEC reporting company. There could be a loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange. There has been no such active trading with the Company's Common Stock.

     DECREASED LIQUIDITY. If the Reverse Split discussed in the Schedule 13e-3 and Preliminary Proxy Statement is completed, the Company plans to cease to be an SEC reporting company. There will likely be a decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the Company's stock.

     NO FUTURE PUBLICLY OFFERED SALES OF SECURITIES. If the Reverse Split discussed in the Schedule 13e-3 and Preliminary Proxy Statement is completed, the Company plans to cease to be an SEC reporting company. The Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.

     HISTORY OF PAYMENT OF DIVIDENDS. Over the past ten years the Company's shareholders have received only $.10 in dividends.

     SIGNIFICANT UNALLOCATED NET PROCEEDS. The Company has no specific allocations for the Company's anticipated net proceeds from the Round Up Option Offering and the Returned Shares Offering. Accordingly, the Board of Directors of the Company will have broad discretion with respect to the use of such unallocated net proceeds. See "Use of Proceeds."

                                  THE COMPANY

     The Company was organized in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc., in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission.

     The Company's executive offices are located at 297 West Hilton Drive, Suite #4, St. George, Utah 84770, (801) 628-8080.

     The Company is a real property development corporation. As of January 1, 1998, the Company directly owned approximately 401 acres of undeveloped land in St. George, Utah, approximately 355 acres of which are developable on which it conducts its real property development business, primarily through its wholly-owned subsidiary, Tonaquint, Inc. ("Tonaquint"). URI also has interests in partnerships that own and are developing other real property in St. George, Utah. The Company receives revenues from its ownership of overriding royalty interests in producing oil and gas leases in Utah and Wyoming, dating from the Company's historic business of acquiring and selling oil, gas and mineral leases.

     The Company's undeveloped real property is adjacent to Interstate Highway 15, which is a major traffic route from Salt Lake City, Utah to Las Vegas, Nevada and southern California. The Company's real estate development activities in recent years have concentrated on subdividing and selling improved lots for residential construction, as the financial condition of the Company and the St. George, Utah real estate market have permitted. The Company's lands include premium priced hillside view lots, as well as lower-priced lots. In addition, the Company pursues commercial real estate development of some of its undeveloped real property.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 429,192 shares of Common Stock offered by it pursuant to the Round Up Option, after deducting estimated offering expenses, are estimated at the maximum to be approximately
$          , based upon an offering price of $3.35 per share of Common Stock and one hundred percent (100%) participation in the Round Up Option Offering. If there is one hundred percent (100%) participation in the Round Up Option Offering, then there will be no shares available for the Returned Shares Offering.

     If no one participates in the Round-Up Option Offering, then the Company shall be obligated to redeem the fractional shares (those shares held by shareholders who hold less than 1,000 shares or any increment thereof) at a purchase price of $3.35 per share. Those returned shares (approximately 103,808) in turn, will be available for purchase by the remaining shareholders. The net proceeds to the Company from the sale of the 103,808 shares of Common Stock offered by it hereby pursuant to the Returned Shares Option, after deducting estimated offering expenses, are estimated at the maximum to be approximately
$          , based upon an offering price of $3.35 per share of Common Stock, one hundred percent (100%) participation in the Returned Shares Option Offering, and including all proceeds from the sale including proceeds from the note, and excluding the cost of redeeming the fractional shares.

     The principal purpose of the Round Up Option and the Returned Shares Option offerings are to fulfill the requirements of the Transaction Agreements, described herein, that is, to provide fractional shareholders the opportunity to purchase additional fractional shares to round up to one whole share of New Stock and thus remain a shareholder of the Company, and to provide remaining shareholders the opportunity to purchase Returned Shares, and thus, increase their interest in the Company. The Company intends to become a non-SEC reporting company once the Reverse Split is successfully completed and as soon as permitted under applicable state and federal securities laws. Less than all of the securities offered may be sold, and thus, less than the maximum proceeds may be obtained. Consequently, the Company has no specific plan for the proceeds, other than for general corporate working capital purposes.

                        DETERMINATION OF OFFERING PRICE

     The Company is contractually obligated to cause the Reverse Split, the Round Up Option Offering and the Returned Shares Offering, at $3.35 per share of Common Stock. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreements, and the history of the contractual obligation see the Section entitled "MATERIAL HISTORICAL EVENTS/Stock Purchase Agreement -- July 3, 1996 and Change in Control."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following section of the Prospectus, Management's Discussion and Analysis of Financial Condition and Results of Operations, contains certain forward-looking statements that involve substantial risks and uncertainties. "Expect," "believe" and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

DESCRIPTION OF BUSINESS

     (a)   Business Development.

Form and Year of Organization

     Utah Resources International, Inc. ("URI" or the "Company") is a Utah corporation, organized in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. The Company's executive offices are located at 297 W. Hilton Drive, Suite #4, St. George, Utah 84770.

     (b)   Business of Company.

     URI is a real property development corporation. The Company directly owns approximately 401 acres of undeveloped land in St. George, Utah, approximately 355 acres of which are developable on which it conducts its real property development business, primarily through its wholly-owned subsidiary, Tonaquint, Inc. ("Tonaquint"). Most of the land is near the Southgate golf course. URI also has interests in partnerships that own and are developing other real property in St. George. The Company receives revenues from its ownership of overriding royalty interests in producing oil and gas leases in Utah and Wyoming, dating from the Company's historic business of acquiring and selling oil, gas and mineral leases.

     The Company's undeveloped real property is adjacent to Interstate Highway 15, a major traffic route from Salt Lake City to Las Vegas and Southern California. URI's real estate development activities in recent years have concentrated on subdividing and selling improved lots for residential construction, as the financial condition of the Company and the St. George, Utah real estate market have permitted. The Company's lands include premium priced hillside view lots, as well as lower-priced lots. In addition, the Company pursues commercial real estate development of some of its undeveloped real property.

Real Property Development Activities

     Through the end of the third quarter 1997, the Company had land sales of $517,066. In 1996, the Company sold a total of four improved residential building lots. The Company sold three lots from its Southgate Hills Phase II subdivision and one lot from its Southgate Hills Phase I subdivision generating $163,500 in gross revenues. No residential lots remained in inventory at the end of 1996. In addition, in 1996 the Company, through a partnership, sold 5.24 acres for $167,973. In 1995, the Company sold a total of three improved residential building lots in its Southgate Hills Phase II subdivision, generating $145,000 in gross revenues. The Company sold its one/half interest in a one and one/half acre parcel of golf course commercial property through the partnership of Southgate Resort located on Tonaquint Drive, for $171,098. In 1994, the Company sold a total of 17 improved residential building lots in its Southgate Hills Phase II subdivision generating approximately $800,000 in gross revenues.

     In July of 1992, Tonaquint executed a Sale and Option Agreement with Kay H. Traveler (the "Sale and Option Agreement"), pursuant to which Tonaquint was to sell 14 acres to Mr. Traveler, for a total purchase price of $350,000 ($25,000 per acre), and grant Mr. Traveler an option to acquire an additional 40 acres at option exercise prices ranging from $20,000 to $50,000 per acre, exercisable over five years, so long as minimum option exercises occurred each year. Mr. Traveler's inspection of the 14 acres disclosed adverse soil conditions, resulting in the execution of an Addendum to the Sale and Option Agreement by the parties in March of 1993. Mr. Traveler was granted an option to acquire a total of 56 acres at prices ranging from $22,000 to $50,000 per acre. The Kay Traveler Sale and Option Agreement resulted in 1996 sales of 2.11 acres for the sum of $106,432 and 1995 sales of 3.48 acres for the sum of $152,137. From July 1992 through December 31, 1996, Kay Traveler exercised his option for a cumulative total of
32.68 of the 75.98 acres available, for the sum of $942,638. As of December 31, 1997, approximately 36.63 acres remain under option to Mr. Traveler, at prices ranging from $22,000 to $50,000 per acre.

     During the latter half of 1994, the Company began its development efforts for Southgate Phase III, consisting of a total of 37 acres of land above the Southgate golf course, suitable for residential construction. The land to be developed is on the hillside directly to the south of the Southgate golf course and directly to the west of Interstate 15. The sloping topography of the land requires that the Hillside Ordinance Committee of the St. George Planning and Zoning Commission approve the Company's planned development of the acreage. The Company is seeking approval for development of all 37 acres for a total of 79 lots. This approval has taken longer than originally anticipated, due in part to the restrictions of the hillside ordinance and the increasing political pressure to restrict real estate development generally in St. George, which has resulted in an increasing regulatory burden on real estate development. Approval is expected no earlier than the first quarter of 1998. Thereafter, the Company anticipates, upon Board approval, excavating, building roads, bringing utilities to the property, constructing curbs and gutters, and selling the improved lots.

     Beginning in late 1994, the Company began planning for the development of its Southgate Valley subdivision, 125 lots on 32 acres of the Company's property located west of the Southgate golf course. The Company received approval from the St. George Planning and Zoning Commission for development of the property. The Company is considering alternative development opportunities from residential to commercial, based upon zoning requirements and market need.

Real Property Development, Industry Overview, Government Regulation, and Competition

     The real estate development industry in general and the residential real estate development industry in particular is a high risk industry, subject to changes in general economic conditions, fluctuating interest rates, and changing demand for the types of developments being considered. Volatility in local and regional land use demands, as well as changing supply and demand for the specific uses for which the real property is being developed are also factors in assessing the relative risks of the business. The demand for residential real estate development is particularly sensitive to changing interest rates and shifting demographics. Both of these factors affecting the demand for residential housing are highly unpredictable over both the short and long-term.

     Real estate development is a government regulated industry. The regulation of real estate development is often carried out in an unpredictable fashion, reflective of both political and rational considerations. Regulation is carried on by municipal, county, state and federal agencies, but municipal and county governments have the greatest regulatory impact. The city of St. George, in which URI operates, has been adopting increasingly restrictive regulations associated with development activities, including the adoption of more restrictive building codes and ordinances, greater emphasis on land use planning, pressure to increase the number of low density residential developments, and heightened public concern aimed at limiting development as a means to control growth. Development in some areas close to the Company's lands may be limited by governmental environmental protection activities. Government regulation can have an effect on the viability of real estate development by the Company.

     The real property development industry is highly competitive. Several development companies with interests in St. George have longer operating histories, greater financial strength and more experience in the industry than does the Company. The Company's development activities historically have represented less than 5% of total real estate development activity in the area in and around St. George, and, in management's view, that percentage is likely to decrease in the near term given the increase in overall development activities in the area. The perceived strength of the St. George real estate market has recently attracted many more developers to the area, increasing the competition for the Company. The Company has very little debt, which has served it well in being able to weather the ups and downs in the St. George real estate market. Management believes that the Company's positive equity to debt ratio could provide the Company with increased liquidity through improved borrowing capabilities.

Partnerships

     The consolidated financial statements include the financial statements of the Company, Tonaquint and a number of limited partnerships of which the Company has ownership in excess of fifty percent (50%) and has management responsibility. All material intercompany transactions and balances have been eliminated in consolidation of the Company and partnerships. The Company is both a general and limited partner in the following limited partnerships:
Tonaquint-Indian Hills Limited Partnership (75.86%), Service Station Partnership (79%), Southgate Palms General Partnership, (100%), Southgate Plaza General Partnership (52.5%), Southgate Resort Partnership (100%), Country Club Partnership (84.04%), URI-MGO Partnership (70%), and Resources Limited Partnership (83.63%).

     In 1989, The Service Station #2 Limited Partnership replaced its gasoline underground storage tanks, which the partnership was informed had been leaking. From November of 1992 through December 31, the partnership has spent approximately $300,000 on efforts to remediate the soil contamination by gasoline and other hydrocarbons which is alleged to have occurred from operation of the service station. The Company has hired consultants and engineers and is following their recommendations to remediate the property as required by Utah law and regulations.

     Morgan Gas & Oil Co., a limited partner of the Service Station Limited Partnership #2, holds notes in the total principal amount of $110,932 from the Service Station Limited Partnership #2, ostensibly representing loans made by Morgan Gas & Oil Co. to the partnership. Morgan Gas & Oil Co. claims the loans are overdue. However, since the transactions were between related parties, all of whom were controlled by John H. Morgan, Jr. at the times of the transactions, and since the Company also advanced funds to the partnership, the Company is performing an internal audit to verify the legitimacy of the loans and their proper characterization, before it determines whether to acknowledge and pay the debt.

Overriding Royalties in Oil and Gas Leases

     URI has overriding royalty interests in oil and gas properties held by various other parties. All revenues from the Company's interests in the properties have been received in cash. Through the end of the third quarter 1997, the Company received royalties in the amount of $144,194. The Company received royalties in the amount of $153,051 in 1996 as compared to $61,006 in 1995. URI has not engaged in the acquisition and sale of oil and gas leases for many years and has no intention of doing so in the future, nor does it have facilities or means to perform the exploration, development and operation of oil and gas wells on properties in which it has interests. Mineral or oil and gas exploration and development is undertaken by third parties. If production is realized on any properties in which URI has an interest, it receives a share of gross production revenues based upon the percentage overriding royalty interest it has retained.

Employees

     In 1997, the Company employed two full-time employees and no part-time employees. Pursuant to the Stock Purchase Agreement, the Company and John Fife have agreed to enter into an employment agreement which would provide for, among other things, (i) the employment of Mr. Fife as President of the Company and
(ii) compensation to be paid to Mr. Fife of no more than $200,000 for any year during the employment period. At this time no employment agreement has been entered into with Mr. Fife. The Company's Board, in a 3-2 vote passed a resolution delaying the negotiation of the terms of the John Fife employment agreement until after the shareholders vote on the proposed reverse stock split. To date, the Company has not paid, nor has any salary accrued to John Fife for his services as President. URI and its subsidiary currently employ Gerry Brown on a full-time basis, to act as the Vice President of the Company, where he provides real estate planning, development and sales services for the Company, Tonaquint, Inc., the Company's wholly-owned subsidiary, and various affiliated partnerships. Mr. Brown is currently the President of Tonaquint, Inc., where he assists in land use planning, negotiating sales and financing arrangements, obtaining government approvals, arranging for construction contracts, and supervising the performance of engineering services as have been required. The Company executed and presented Mr. Brown with a three year employment agreement on June 28, 1995, which employment agreement remains unexecuted by Mr. Brown. Mr. Brown received compensation from the Company during the years 1995, 1996 and 1997. Ladd Worth Eldredge is employed by the Company as its Secretary, Treasurer, CFO and office manager. From June 1995 through April 1996, Robert D. Wolff served as the CEO of the Company, with an annual salary of $125,000 and quarterly bonus of $25,000. Gerry Brown served as President of the Company. Ladd Worth Eldredge was employed as the Company's Secretary, Treasurer, CFO and office manager. No employees are party to a collective bargaining agreement with URI.

DESCRIPTION OF PROPERTY

St. George Properties Industry Segment #6552

     The Company intends to develop its property, primarily through subdividing and selling improved lots for residential construction, although sales of undeveloped parcels to other developers are also occurring. Additionally, management believes that approximately 25 acres of the Company's lands are suitable for commercial development. URI owns a combined 25% interest in approximately 8.03 acres of land owned by the partnerships identified above, primarily Southgate Plaza General Partnership.

Oil & Gas Interests Industry Segment #1311

     The Company has overriding royalty interests in oil and gas wells producing primarily in the Unitah Basin, Unitah County, Utah, and Sublette County, Wyoming. URI owns overriding royalty interests from .025 of 1% to 3% of production.

     URI was not the original lessee on several of the oil and gas property leases. The original lessees were affiliates of, or related parties to, the Company. As to those lessees, the Company's royalty interest was obtained by assignment from the original lessees. In some cases, the assignments have not been recorded. As to some royalty interests, the precise acreage held by the Company cannot be determined without unreasonable effort and expense. The Company obtained a reserve report on certain of these properties dated as of December 31, 1996.

     Many oil, gas and hydrocarbon leases issued by the State of Utah or the United States are issued for definite periods of time, often from five to ten years. If, at the end of the lease period, production has been realized and is continuing on the property subject to the lease, the term of the lease continues for the period of commercial production. Thus, the continuing interest of URI in state and federal leases is dependent upon the ability of the third party operators to develop significant production on the properties subject to those leases. The expense of compliance with environmental regulations on lands in which the Company may have overriding royalty interests is not borne by the Company.

     Through its wholly-owned subsidiary, New Mercur Gold Exploration, Inc., the Company holds a 50% joint interest in ten patented lode mining claims covering approximately 137 acres in Tooele County, Utah. The claims have been leased to Barrick Mercur Gold Mines for a nominal amount. There is presently no production on the properties. Development of the Company's mineral properties may be affected by federal and state regulation relating to the protection of the environment. Such regulation may prevent the development of properties owned by the Company, or those in which it retains an overriding royalty interest.

Office Space

     URI leases an office for its headquarters at 297 W. Hilton Drive, Suite #4, St. George, Utah. John Fife, President and CEO of the Company, maintains his office at 360 E. Randolph Street, Suite 2402, Chicago, Illinois 60601, where he carries out the business of the Company. To date, the Company has not reimbursed Mr. Fife for the cost of the office space and related administrative costs incurred on behalf of the Company and these costs have not been accrued by the Company.

MATERIAL HISTORICAL EVENTS

Stock Purchase Agreement -- July 3, 1996 and Change in Control

     On April 5, 1996, Inter-Mountain Capital Corporation, a Delaware corporation wholly owned by John Fife ("IMCC"), entered into a Letter of Intent with the Company (the "Letter of Intent"), whereby IMCC agreed, if certain conditions were met, to purchase a 51% interest in the Company at a purchase price of $3.35 per share. One of the conditions for consummating the transaction contemplated by the Letter of Intent was the spin-off of Midwest Railroad Construction and Maintenance Corporation of Wyoming ("Midwest"). Pursuant to the Letter of Intent, IMCC agreed to pay 10% of the purchase price at closing with the remaining 90% owing to be evidenced by a five year interest bearing promissory note. The Letter of Intent also provided that the Company grant IMCC a ten year option to purchase an additional 150,000 or more shares of URI's stock, so that IMCC, at all times would have the right to own a 51% interest in the Company. The Letter of Intent also provided that subsequent to the closing and subject to financing and other conditions, the Company would cause either a:
(i) 12,500 to 1 share reverse split of the Company's stock, at $3.35 per share, with fractional shareholders given the option to round-up and maintain their shareholder status; or (ii) tender offer for its shares at $3.35 per share subject to certain payment options. Under the terms of the Letter of Intent, the Company agreed to indemnify IMCC and its shareholders and directors from and against any liability to the Company's shareholders, officers and/or directors arising out of IMCC's negotiation, execution and/or consummation of the Letter of Intent, the Stock Purchase Agreement, as defined herein, and the transactions contemplated by the Letter of Intent. Furthermore, IMCC agreed to take all actions necessary to cause the Company to honor the Company's obligations to indemnify its officers and directors to the fullest extent permitted by law, including, but not limited to, the advancement of their legal fees and costs in connection with all present and future litigation involving them in their capacities as officers and directors of the Company. The Company entered into the Letter of Intent on April 5, 1996, over the objections of Mark G. Jones and Jenny Morgan, being two directors of the Company at the time. On April 16, 1996, IMCC filed its Schedule 13D informing the Company's shareholders of its intent to engage in the two step transaction consisting of the acquisition of a majority interest and conducting a reverse stock split or a tender offer. It also gave notice of IMCC's intent to cause a class of securities of the Company to be delisted from a national securities exchange or cause a class of securities to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934.

     On May 17, 1996, Mark G. Jones, a shareholder and director of the Company at the time and controlling shareholder of Mark Technologies Corporation, a greater than 10% shareholder of the Company, brought a shareholders derivative suit captioned as Mark Technologies Corp., et al. v. Utah Resources International, Inc. et al., which was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action") against the Company, E. Jay Sheen, R. Dee Erickson and Lyle Hurd, then directors of the Company and IMCC. The Second State Action, included, among other things, a request for the issuance of a temporary restraining order and injunction against the transactions contemplated in the Letter of Intent.

     On or about June 26, 1996, the Company entered into two settlement agreements. The first settlement agreement was by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. The "1993 Settlement Agreement" was the result of the settlement of a shareholders' derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr. et al., which was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), where plaintiffs therein alleged, among other things, that the officers and directors of the Company committed various breaches of their fiduciary duties to the Company. A settlement agreement in the First State Action was entered on April 6, 1993 (the "1993 Settlement Agreement"). On or about July 21, 1995, attorneys for the Company, on behalf of the Company, filed an action against John H. Morgan, Jr., and Daisy R. Morgan, directors of the Company at the time, to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law and an order enforcing the 1993 Settlement Agreement entered by Judge Michael R. Murphy on October 4, 1995 (the "Murphy Order"). The Murphy Order was appealed by John H. Morgan, Jr. and Daisy R. Morgan and cross-appealed by the Company. An Order to

Show Cause was subsequently filed in the First State Action on behalf of the Company by attorneys for the Company against John H. Morgan, Jr., Daisy R. Morgan, Mark G. Jones and others (the "Order to Show Cause"). The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), whereby the parties, among other things, agreed to dismiss the Second State Action and to use their best efforts to terminate the 1993 Settlement Agreement and to settle certain other litigation. For a more detailed description of the Company's legal proceedings, see the section entitled "Legal Proceedings." In addition, the 1996 Settlement Agreement amended certain provisions of the Letter of Intent including, the elimination of the option that IMCC would cause the Company to initiate a tender offer for its shares and the reduction in the reverse split from 12,500 shares to 1 to 1,000 shares to 1 and an increase in the IMCC payment at closing from 10% of the purchase price to 15% of the purchase price. On or about August 9, 1996, a Motion to Intervene was filed by shareholders Jenny T. Morgan (a director of the Company at the time), Gerard E. Morgan, John C. Morgan and Karen J. Morgan (together the "Objectors"). On August 22, 1996, the court denied the Objector's petition. The 1996 Settlement Agreement and the Morgan Settlement Agreement were approved by the Third Judicial District Court of Salt Lake County, West Valley Department of Utah, on or about August 23, 1996. The First Federal Action and the Second State Action were dismissed with prejudice on August 28, 1996. The Order to Show Cause was dismissed with prejudice and the 1993 Settlement Agreement was terminated on August 29, 1996.

     On July 3, 1996, pursuant to the Letter of Intent and the 1996 Settlement Agreement, the Company and IMCC entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), whereby the Company issued and sold 1,275,912 shares (the "Purchased Shares") of its common, $.10 par value per share stock (the "Common Stock") to IMCC, so that IMCC owned a 50.5% interest in the Company. IMCC acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of $4,274,305.20 (the "Purchase Price"), of which $641,145.78 was paid in cash by IMCC to the Company at the closing. The remaining portion of the purchase price of $3,633,159.42 was evidenced by IMCC's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date. Interest on the Note is to be paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid $197,872.52 to the Company, which amount represented the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a stock pledge agreement, dated as of July 3, 1996, by and between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note from time to time.

     As required by the Stock Purchase Agreement, E. Jay Sheen and R. Dee Erickson, submitted their resignations as directors of the Company, effective July 13, 1996. As further required by the Stock Purchase Agreement, John Fife was appointed a director of the Company. David Fife, the brother of John Fife, was also appointed as a director of the Company. John Fife and David Fife were appointed directors of the Company as part of the Muth Group pursuant to the 1993 Settlement Agreement, effective July 13, 1996. As required by the Stock Purchase Agreement, John Fife was elected President and Chief Executive Officer of the Company in July, 1996 pursuant to a 3-0 vote of the Board (Mark G. Jones and Jenny Morgan were not present for the vote). John Fife also serves as Chairman of the Board of the Company pursuant to a 3-2 vote of the Board.

     The Stock Purchase Agreement contemplated that subject to applicable state and federal securities and state corporate law, the Company would cause a 1,000 to 1 share reverse split of the Company's stock to the shareholders of record at $3.35 per share (the "Reverse Split"), with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the Reverse Split or sell their fractional shares for cash to the Company. IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a purchase price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% majority interest in the Company. Subsequent to the Reverse Split and subject to applicable state and federal securities and state corporate law, any Company shares redeemed by the Company pursuant to the

Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders, other than IMCC or its affiliates, in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price equal to the pre-Reverse-Split price of $3.35 per share (the "Returned Shares Purchase Price"). Only those shares for which the Company has received a fully and properly executed letter of transmittal, accompanied by the required documents, will qualify as Returned Shares for the purposes of this Returned Shares Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into one (1) share of common $100.00 par value per share stock of the Company (the "New Stock"). In the event the Returned Shares Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the record date less those shares held by IMCC), but in no event in less than 1,000 share blocks. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to x/(y-z) where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of issued shares of New Stock owned by IMCC. Twenty-five percent (25%) of the Returned Shares Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a note (the "Returned Shares Note"), payable in three (3) years. Subject to applicable Internal Revenue Service rules, the Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June, 1996, which interest shall be payable annually in arrears. Payment of the Returned Shares Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Shares Note. Returned Shares, as converted into New Stock, purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Shares Note.

     As a result of the Reverse Split, the Company is expected to become a non-reporting company. A company with assets of over $10 million becomes a "reporting company" when its shareholders number 500 or more and it complies with applicable securities laws. To thereafter be allowed to become a "non-reporting company" and cease reporting to the Securities and Exchange Commission, among other things, the number of shareholders must decline to less than 300. Of the approximately 558 shareholders, approximately 479 shareholders of record own fewer than 1,000 shares, leaving approximately 79 shareholders post Reverse Split if none of these shareholders exercise their option to round up.

     In February, 1997, the Company filed a Schedule 13e-3 and Preliminary Proxy Statement with the Securities and Exchange Commission (the "SEC"). The Schedule 13e-3 and Preliminary Proxy Statement related to a solicitation of proxies by the Company to be used at an anticipated meeting of the shareholders of the Company to consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding stock on the basis that each 1,000 shares of the common stock then outstanding will be converted into one share, at $3.35 per share pre-reverse-split price, with fractional shareholders given the option to either receive cash in lieu of their resulting fractional share or purchase additional fractional shares at $3.35 per share to round up to one whole share following the Reverse Split and other matters.

     The SEC reviewed the Schedule 13e-3 and Preliminary Proxy Statement and issued a comment letter to the Company, dated March 28, 1997. The Company revised the Schedule 13e-3 and Preliminary Proxy Statement, which documents were filed with the SEC on June 5, 1997. On June 27, 1997, the SEC issued the Company a second comment letter. The SEC's second comment letter included issues with respect to the financial statements which were a part of the Company's 1996 Form 10-KSB. These financial issues required fuller disclosure of the accounting treatment of the Company's partnership interests, greater detail on the reporting of the discontinuance of the Midwest Railroad Construction and Maintenance Corporation of Wyoming transaction, and a detailed disclosure of the Company's oil and gas royalty interests pursuant to FASB 69. The FASB 69 disclosures sought by the SEC took almost four months to complete since the Company's access to the oil and gas disclosure information required the Company to obtain an independent report which encompassed all of the FASB 69 disclosures.

     The Company held an Annual Meeting of Shareholders, December 11, 1997 for the purposes of: (a) electing directors; and (b) considering certain proposals submitted by shareholders of the Company, and other matters. At that meeting, by vote of a majority of the shareholders, the following actions were taken: (1) John Fife, David Fife, Lyle D. Hurd, Stuart B. Peterson and Gregory White were elected directors of the Company, (2) certain shareholder proposals submitted by Mark Technologies Corporation were voted down, (3) the IMCC shareholder proposal that the Company organize a board of directors' subcommittee to receive and review shareholders' claims and complaints was passed, and (4) the Gerry Brown shareholder proposal that the Company shall hold a shareholders' meeting to vote upon the reverse stock split as soon as practicable after the SEC completes its review of the required documents was passed. The Schedule 13e-3 and Preliminary Proxy Statement and this Form S-1 Registration Statement will be filed contemporaneously with the SEC and distributed simultaneously to the Company's shareholders.

Share Exchange Agreement

     On June 13, 1995, the Company consummated the exchange of 590,000 shares of its common stock, representing approximately 33% of the total issued and outstanding shares of the Company's common stock following the transaction, in return for receipt of all of the issued and outstanding stock of Midwest Railroad Construction and Maintenance Corporation of Wyoming ("Midwest") pursuant to a Plan of Share Exchange and Share Exchange Agreement, dated February 16, 1995 by and among the Company, Midwest, Robert D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff") (the "Share Exchange Agreement"). The Share Exchange Agreement was approved by a 3-2 vote of the Board. Directors John
H. Morgan, Jr., and Daisy R. Morgan voted against the Share Exchange Agreement. All of the common stock of Midwest was owned by RD Wolff and JJ Wolff. The Share Exchange Agreement was accomplished as a tax free reorganization pursuant to
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Midwest, headquartered in Salt Lake City, Utah, is in the railroad construction and maintenance business, operating out of five regional offices located in Utah, Wyoming, Colorado, Nebraska and New Mexico. Midwest also provides railroad engineering, surveying, bridge and structural maintenance, grade crossing and in-plant switching services. Pursuant to the terms of the Share Exchange Agreement, the Company agreed to: (i) indemnify Midwest and the Wolffs from any liability to the Company's shareholders, its officers or directors, whether brought directly by the person or in a derivative capacity arising from Midwest's or the Wolffs' negotiation, execution, or consummation of the Share Exchange Agreement; (ii) execute a three year employment agreement between RD Wolff and the Company, whereby RD Wolff would act as the President of Midwest; (iii) apply for a listing of its stock on the NASDAQ; and (iv) lend Midwest, in the form of a line of credit, a sum not to exceed $250,000, with the first draw available after February 15, 1995, evidenced by a promissory note in standard form, bearing an interest rate of 1% over the posted prime lending rate at First Security Bank of Utah, N.A., as of February 15, 1995, and adjusted each three months thereafter. Prior to the closing of the Share Exchange Agreement, Midwest borrowed a total of $100,000 against the line of credit. Pursuant to the terms and conditions of the Share Exchange Agreement, the line of credit from the Company became subordinate to Midwest's existing credit line of $350,000. The line of credit was secured by the assets and equipment of Midwest. The Company entered into an employment agreement with RD Wolff, dated as of June 13, 1995 (the "Wolff Employment Agreement"), and an operating agreement between Midwest and RD Wolff, dated as of June 13, 1995 (the "Operating Agreement"). Pursuant to the Wolff Employment Agreement, RD Wolff was to serve as CEO of the Company and Midwest, and RD Wolff was to receive $125,000 per year in compensation during the term of the Wolff Employment Agreement. Furthermore, during the first five quarters of the Wolff Employment Agreement, beginning July 1, 1995, RD Wolff was to receive $25,000 in additional compensation per quarter. In addition to his base salary, RD Wolff was to receive an annual bonus computed on the after tax net earnings of Midwest, as follows: (a) 5% of the first $200,000 in net earnings of Midwest, (b) 7% of the next $200,000, and (c) 10% of all amounts over the first $400,000 in net earnings of Midwest. RD Wolff was also entitled to participate in the Company's health and benefit plans. Pursuant to the terms of the Operating Agreement and for services performed in connection with the consummation of the Share Exchange Agreement, the Company paid as compensation to each of R. Dee

Erickson and E. Jay Sheen, both of whom were directors of the Company at the time of the execution of the Share Exchange Agreement, 38,000 shares each of the Company's Common Stock and $104,000 in cash.

     On July 18, 1995, Anne Morgan and Victoria Morgan, shareholders of the Company at the time and the adult daughters of John H. Morgan, Jr. ("JH Morgan") and Daisy R. Morgan ("DR Morgan"), both former directors and shareholders of the Company, filed a shareholders derivative action against R. Dee Erickson ("Erickson"), E. Jay Sheen ("Sheen"), Lyle D. Hurd ("Hurd") (Messrs. Erickson, Sheen and Hurd were three of the five directors of the Company at the time the suit was filed, with JH Morgan and DR Morgan being the remaining two directors), the Company, Midwest, RD Wolff and JJ Wolff, in the United States District Court for the Central District of Utah, Case Number 2:95CV661J, captioned as Anne Morgan et al. v. R. Dee Erickson, et al. (the "First Federal Action"). The complainants alleged, among other things, that the defendants had violated proxy solicitation rules, violated disclosure rules under the Exchange Act of 1934, breached their fiduciary duties to the Company's shareholders, breached professional duties, committed fraud, wasted and looted the Company's assets, converted Company property, engaged in self-dealing, mismanaged the Company and breached their duty of loyalty. The complaint sought, among other things, the rescission of the Share Exchange Agreement.

     The terms of the Letter of Intent between IMCC and the Company required that the Company rescind the Share Exchange Agreement. For the foregoing reason, Midwest and the Company entered into a Splitoff Agreement, dated as of April 25, 1996 (the "Splitoff Agreement"), whereby the Share Exchange Agreement was rescinded. Pursuant to the terms of the Splitoff Agreement, URI transferred all of the outstanding shares of Midwest stock held by the Company to the Wolffs in exchange for the 590,000 shares of URI stock then held by the Wolffs, which transfer was accomplished tax free in accordance with Section 355 of the Code. Furthermore, the Share Exchange Agreement, the Wolff Employment Agreement and the Operating Agreement were canceled. RD Wolff ceased to be the President of URI. Midwest received a net intercompany transfer of approximately $316,974 through March 31, 1996, which Midwest retained. Furthermore, the parties to the Splitoff Agreement agreed that in the event intercompany transfers for the period from July 1, 1995 through March 31, 1996 were: (i) less than $316,974, then URI would pay Midwest the difference; or (ii) more than $316,974, then Midwest would pay URI the difference. Based upon its own review, the Company believes that Midwest owes the Company $2,305 in excess intercompany transfers and $7,445 for Midwest's portion of Ladd Worth Eldredge's employment compensation pursuant to the terms of an agreement by and between Midwest and the Company, dated July 24, 1996, and which agreement is no longer in effect.

     Pursuant to the Splitoff Agreement, URI agreed to indemnify Midwest and the Wolffs and their respective agents, employees, attorneys, officers, directors and assigns from any and all claims, causes of action, liabilities, damages, costs, expenses and attorneys' fees arising from or relating in any way to URI or the Share Exchange Agreement. This indemnification provision would not apply to acts of fraud, gross negligence or willful misconduct by RD Wolff. The Wolffs and Midwest agreed to indemnify URI and its respective agents, employees, attorneys, officers, directors, successors and assigns from any and all claims, causes of action, liabilities and damages arising from or relating in any way to the Splitoff Agreement, which indemnification obligation is limited to $312,000. Within 30 days from the date of execution of the Splitoff Agreement, the Company's accountants were to calculate the federal, state and local income taxes attributable to Midwest's business operations (excluding any impact of salary payable or paid to RD Wolff or any intercompany charges to the Company for rent, overhead and administrative expenses) for the period commencing June 1, 1995 and terminating on December 31, 1995. Such taxes were to be determined on the basis as if the Company and Midwest were not filing a consolidated tax return for the same period or part thereof (whether or not a consolidated return is filed). The amount of such taxes is to be considered an intercompany receivable between the Company and Midwest. Pursuant to the terms of the Splitoff Agreement, Midwest agreed to pay such tax amount to the Company in 12 installments. Simultaneous with the execution of the Splitoff Agreement, Midwest paid the Company the sum of $10,000 as an initial tax payment. The balance due the Company is to be paid in 11 additional equal monthly installments, with each such installment due on the first day of each month until all 11 installments have been paid in full. The first of the 11 monthly installments is due and payable on the first day of the month following the determination of the taxes owed by Midwest to the Company. The Company's accountants have determined that Midwest owes the Company $45,469 in taxes, of which $35,469 remains due.

The Company made its demand for taxes and other items believed to be owed by Midwest to Midwest on January 12, 1998. For 1995 reporting purposes, Midwest's operations were classified as discontinued operations, with a net income of approximately $93,000 from operations and a net loss on disposal of discontinued items of approximately $684,000 to the Company. For 1996 reporting purposes, Midwest's operations were classified as discontinued operations, with a net loss of approximately $19,000 from operations and a net income on disposal of discontinued items of approximately $93,000 to the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is listed on the National Association of Securities Dealers bulletin board system and is traded in the over-the-counter securities through the Automated Quotation System, under the NASDAQ symbol "UTRS." The following table sets forth the quarterly high and low bid prices for 1995 and the closing bid prices for 1996 and for 1997 for the Company's Common Stock, as reported by National Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not represent actual transactions and have not been adjusted for stock dividends or splits.

                                                  1997              1996              1995
                                             --------------    --------------    --------------
                                              LOW     HIGH      LOW     HIGH      LOW     HIGH
                                             -----    -----    -----    -----    -----    -----
1st quarter..............................    $.875    $.875    $.625    $1.00    $1.25    $4.00
2nd quarter..............................    $.875    $.875    $ .75    $1.50    $1.00    $2.00
3rd quarter..............................    $.875    $.875    $.875    $1.00    $1.00    $1.75
4th quarter..............................    $ .25    $.875    $.875    $.875    $ .50    $1.00

     Except for certain transactions including: (i) the Splitoff Agreement by and between Midwest and the Company, wherein the Company returned its Midwest shares to RD Wolff and JJ Wolff in exchange for the 590,000 shares of the Company's stock held by the Wolffs; (ii) the 1996 Settlement Agreement, wherein the Company redeemed 22,950 shares of Anne Morgan's URI stock and 17,602 shares of Victoria Morgan's URI stock, in cash, at $3.35 per share; and (iii) the conclusion of the exchange of 10.6 acres of land and 34,150 shares of C.E.C. Industries Corporation stock for 103,488 shares of the Company's stock, the Company has made no repurchases of its stock during fiscal years 1995, 1996 and 1997. The Company did declare a $.10 cash dividend which was paid January 26, 1995, to shareholders of record January 12, 1995. A decision to pay dividends in the future will depend upon the Company's profitability, need for liquidity and other financial considerations. There are approximately 558 shareholders of record of the 2,522,808 outstanding shares of the Company's Common Stock. Approximately 479 shareholders hold less than 1,000 shares of the Company's Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

  RESULTS OF OPERATIONS

     Through the end of the third quarter 1997, the Company had land sales in the amount of $517,066. The Company had together with the partnership land sales of $451,406 in 1996 as compared with land sales of $587,663 in 1995 as compared with land sales of $2,274,222 in 1994. Management attributes the reduced sales in 1995 and 1996 to a slowdown in the sale of high-end market lots as well as there being only a limited amount of developed lots available. Income on royalties from production under oil and gas and mineral leases amounted to $153,051 in 1996, $61,006 in 1995 and $92,455 in 1994. Through the end of the
third quarter 1997, the Company's income on royalties from production under oil and gas and mineral leases amounted to 144,194. The increase in royalties income is due to expanded production.

     Cost of land sold decreased to $139,175 in 1996 from $156,250 in 1995 and $567,453 in 1994 due to fewer properties being sold. Cost of land sold through the end of the third quarter 1997 was $205,010. General and administrative expenses were $678,368 in 1994. General and administrative expenses increased from $484,434 in 1995 to $1,530,288 in 1996, due to the cost of acquiring Midwest and the cost of litigating subsequent lawsuits. Although high, general and administrative expenses decreased from 1996 to 1997 for the nine month period ended September 30. For the third quarter, general and administrative expenses fell from $828,042 in 1996 to $137,475 in 1997. Furthermore, for the nine month period ended September 30, general and administrative expenses decreased from $1,066,144 in 1996 to $594,349 in 1997. A significant portion of such expenses in 1996 and 1997 were legal fees and expenses incurred on behalf of the Company. The large general and administrative expenses in 1996 were due in large part to litigation and payment of legal fees incident to the settlement of litigation involving the Company. Furthermore, from July of 1996 through the present, the Company has been engaged in activities to: (i) bring the Company into compliance with various state and federal securities laws; (ii) hold an annual meeting for shareholders; (iii) perform a 1,000 to 1 reverse stock split at $3.35 per share, as required by the 1996 Settlement Agreement; and (iv) take the Company to a non-Securities and Exchange Commission ("SEC") reporting status.

     The SEC reviewed the Schedule 13e-3 and Preliminary Proxy Statement and issued a comment letter to the Company, dated March 28, 1997. The Company revised the Schedule 13e-3 and Preliminary Proxy Statement, which documents were filed with the SEC on June 5, 1997. On June 27, 1997, the SEC issued the Company a second comment letter. The SEC's second comment letter included issues with respect to the financial statements which were a part of the Company's 1996 Form 10-KSB. These financial issues required fuller disclosure of the accounting treatment of the Company's partnership interests, greater detail on the reporting of the discontinuance of the Midwest Railroad Construction and Maintenance Corporation of Wyoming transaction, and a detailed disclosure of the Company's oil and gas royalty interests pursuant to FASB 69. The FASB 69 disclosures sought by the SEC took almost four months to complete since the Company's access to the oil and gas disclosure information required the Company to obtain an independent report which encompassed all of the FASB 69 disclosures.

     The Company also held an Annual Meeting of Shareholders, on December 11, 1997, for the purpose of electing directors, considering certain shareholder proposals and certain other matters. The Company had not held an annual meeting of its shareholders since January, 1995.

     These activities have imposed a significant drain on the Company's resources. The Company anticipates that once the reverse stock split is completed and the Company ceases to be an SEC reporting company, the Company's future legal fees and other administrative expenses will decrease significantly. The Company's total income of $73,701 relating to discontinued operations in 1996 compared with a loss of $489,593 in 1995.

  LIQUIDITY AND CAPITAL RESOURCES

     Cash requirements of URI are met by funds provided from operations consisting of: (a) the sale of improved lots and undeveloped property; (b) royalty income; (c) interest income earned on money held in interest bearing accounts; (d) from proceeds from the sale of its Common Stock; and (e) interest earned on the IMCC Note. The Company used $291,521 from operations in 1996 compared with using $1,071,087 in 1995. In 1994, $1,495,630 in net cash was provided by operating activities. The primary reason for the decrease in cash used in 1996 was due to the fact that the Company did not incur large land development costs (the Company's management was defending against litigation instead of developing property for inventory) and there was a reduction in the income tax receivable.

     The Company presently anticipates that cash on hand, cash from land sales and royalties will be the primary sources for future additional liquidity for the Company.

     From January, 1995, through July, 1996, litigation expenses imposed a significant drain on the Company's liquidity. The litigation which occasioned such expenses has been terminated by settlement, and management expects future legal fees will decrease dramatically.

     The Company also expects to be required to expend funds for the cleanup of gasoline which has apparently leaked from tanks owned by the Service Station Partnership, which have been replaced. Engineering estimates of total cleanup costs are not determinable due to uncertainties with respect to state compliance requirements and the, as yet, unknown extent of the contamination. In 1996, approximately $61,127 was expended toward this clean-up operation and approximately $273,993 has been expended by the Company to date.

     It is anticipated that the Company's need for cash in excess of its present resources will be met through revenues from the sale of real estate and oil and gas royalties and through real estate secured borrowings. No firm financing commitment has been obtained for the purpose of completing the 1,000 to 1 reverse stock split. The Company does not have backup lines of credit.

     URI has no plans for major capital expenditures beyond the cost of improving portions of its real property.

     The Company's business is influenced by interest rates, inflation and market demands. Its royalty income from oil and gas interests is affected by fluctuations in the price of oil and the related decisions to drill new wells and the rates at which wells are pumped. The Company has no control over the oil and gas field operations.

     As of July 3, 1996, the Company holds a promissory note from IMCC in the original principal amount of $3,633,159 (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing the Stock Purchase Agreement, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date. Interest on the Note is to be paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid the Company $197,872.52, which amount represented the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the 1,275,912 shares purchased by IMCC as evidenced by a stock pledge agreement, dated as of July 3, 1996 between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Tanner + Co. of Salt Lake City, Utah has been the independent public accountant for the Company's December 31, 1995, 1996 and 1997 financial statements.

     During the Company's two most recent fiscal years and the interim period thereafter, there were no disagreements between the Company and Tanner + Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Tanner + Co., would have caused Tanner + Co. to make a reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements.

     The Company currently engages the independent public accounting firm of Tanner + Co.

CURRENT DIRECTORS

     The following tables set forth the name, age and occupation of each director currently holding office until the next annual meeting of shareholders, his principal position with the Company and the year he became a director of the Company.

CURRENT DIRECTORS

    NAME, AGE AND PRINCIPAL
          OCCUPATION                                                                DIRECTOR SINCE
    -----------------------                                                         --------------
JOHN FIFE, 37..................  Mr. Fife was appointed a director of the Company  July, 1996 effective July 13, 1996 by the Muth Group
                                 pursuant to the 1993 Settlement Agreement. Mr.
                                 Fife was appointed President and Chief Executive
                                 Officer of the Company in July, 1996. He was
                                 named Chairman of the Board of the Company on
                                 October 10, 1996. He is an investor and venture
                                 capitalist and has pursued this course since
                                 July 10, 1990. Mr. Fife has been the President
                                 and sole shareholder of J.F. Venture, Inc. since
                                 1993 and IMCC since 1996, both of which are
                                 investment companies. IMCC acquired a 50.5%
                                 (majority interest) in the Company on July 3,
                                 1996. He has also served as President of
                                 Property Tax Assessor Records Corp., a
                                 Chicago-based real estate tax consulting company
                                 since 1993. Mr. Fife has also served as director
                                 of Hyatt Research Corporation, a magazine
                                 publisher in Middlebury, Vermont since 1995 and
                                 as a Manager of Trans-Wasatch Company, L.L.C.
                                 from 1993 to 1996, which was a land development
                                 company in Park City, Utah. From 1990 through
                                 1992, Mr. Fife held the position of Assistant
                                 Vice President of Continental Equity Capital
                                 Corp. ("CECC"), a subsidiary of Continental
                                 Bank. At CECC, he negotiated, structured and
                                 financed LBO's and later stage venture capital
                                 investments in the mortgage banking, retail,
                                 cable and cellular telephone industries. In
                                 1989, Mr. Fife worked as a financial analyst in
                                 the commercial real estate department of
                                 Trammell Crow Company. Mr. Fife earned his
                                 M.B.A. degree from Harvard University in 1990
                                 and his B.S. in statistics and computer science
                                 from Brigham Young University in 1986. John Fife
                                 and David Fife are brothers.
DAVID FIFE, 35.................  David Fife was appointed a director of the        July, 1996
                                 Company on July 3, 1996 by the Muth group
                                 pursuant to the terms of the 1993 Settlement
                                 Agreement. Mr. Fife has served as the President
                                 and sole beneficial owner of Home Equity Lending
                                 L.L.C., a mortgage origination and finance
                                 company located in Salt Lake City, Utah, from
                                 1996 to the present. From 1990 to 1993, Mr. Fife
                                 was the President of Property Tax Assessor
                                 Records Corp. From 1993 to 1995, Mr. Fife
                                 provided consulting services for Property Tax
                                 Assessor Records Corp., a Chicago based real
                                 estate tax consulting company. David Fife and
                                 John Fife are brothers.

    NAME, AGE AND PRINCIPAL
          OCCUPATION                                                                DIRECTOR SINCE
    -----------------------                                                         --------------
LYLE D. HURD, 60...............  Mr. Hurd is a director of the Company and has     May, 1993
                                 performed services as Marketing/Consultant
                                 Assistant to the President. He is President of
                                 Hurd Owens Hafen, Inc., a publisher of magazines
                                 and periodicals located in St. George, Utah,
                                 since December of 1990. Hurd Owens Hafen, Inc.
                                 is the publisher of the St. George Magazine and
                                 various other magazines and periodicals. For
                                 approximately 16 years prior to December, 1990,
                                 Mr. Hurd provided marketing consulting services
                                 to magazine publishers through Hurd &
                                 Associates, Inc., a privately owned consulting
                                 firm. Mr. Hurd was appointed as an independent
                                 director of the Company in May, 1993, pursuant
                                 to the terms of the 1993 Settlement Agreement.
STUART B. PETERSON, 36.........  Mr. Peterson has served as a director for C.R.    December, 1997
                                 England, Inc., a Two Hundred Million Dollar,
                                 privately owned trucking company based in Salt
                                 Lake City, where he sets the prices for customer
                                 contracts and is responsible for the profitable
                                 execution of sales and operating activities from
                                 1995 to the present. Mr. Peterson worked for
                                 Powder River, Inc., from 1993 through 1994,
                                 where he directed sales, marketing and
                                 distributions. Mr. Peterson's background
                                 includes real estate investment banking
                                 experience with Trammell Crow Company, where he
                                 participated in the securitization and sales of
                                 extensive commercial real estate properties held
                                 by Trammell Crow partnerships throughout the
                                 United States. After completing the sale of a
                                 One Hundred Sixty Million Dollar commercial real
                                 estate portfolio, Mr. Peterson supervised the
                                 properties, and issued the quarterly financial
                                 reports to investors. Mr. Peterson has also
                                 performed the valuation and marketing of a Four
                                 Million Dollar manufacturing company based in
                                 California, cumulating in a leveraged
                                 acquisition in 1994. Mr. Peterson received his
                                 M.B.A. degree from Harvard University in 1990
                                 and his A.B. in government from Harvard in 1986.

    NAME, AGE AND PRINCIPAL
          OCCUPATION                                                                DIRECTOR SINCE
    -----------------------                                                         --------------
GREGORY WHITE, 34..............  Mr. White has served as a consultant for          December, 1997
                                 Shorebank Corporation from 1995 through the
                                 present, where he provided consulting services
                                 to emerging entrepreneurs to expand their
                                 business and evaluated equity and subordinated
                                 debt deals, structured investments, performed
                                 management due diligence, designed and prepared
                                 management reports, and worked intensively with
                                 portfolio companies to maximize performance. Mr.
                                 White acted as a fixed income salesman for
                                 Salomon Brothers from 1993 through 1995, where
                                 he sold a variety of fixed income securities to
                                 institutional clients. From 1990 to 1993, Mr.
                                 White acted as an account officer for
                                 Continental Bank. From 1986 to 1988 he acted as
                                 an associate research analyst for The Rouse
                                 Company and from 1985 to 1986, he was an
                                 assistant field officer for The Enterprise
                                 Foundation. Mr. White earned his M.B.A. degree
                                 from Harvard University in 1990 and his B.A.
                                 with honors at Brown University in 1985.

NAMED EXECUTIVE OFFICERS

             NAME                                          POSITION                            AGE
             ----                                          --------                            ---
JOHN FIFE......................  Chairman of the Board, CEO, President and Director            37

EXECUTIVE OFFICERS

     JOHN FIFE, see description above.

     GERRY T. BROWN, 56, was appointed Vice President of the Company July 3, 1996. He served as President of the Company from June 19, 1993 to July 3, 1996. Mr. Brown has been employed by the Company or its affiliates and related parties since March, 1985. He has provided real estate planning, development and sales services for the Company, Tonaquint, Inc., the Company's wholly-owned subsidiary, and various affiliated partnerships. Mr. Brown is currently the President of Tonaquint, Inc. Mr. Brown has assisted in land use planning, negotiating sales and financing arrangements, obtaining government approvals, arranging for construction contracts, and supervising the performance of engineering services as have been required in connection with the Company's property development and sales.

     LADD WORTH ELDREDGE, 44, has been employed by the Company since July, 1994, and is the Secretary, Treasurer, CFO and office manager for the Company. Mr. Eldredge was appointed Treasurer of the Company in November, 1994 and Secretary and CFO of the Company in November, 1995. Prior to his employment by the Company, Mr. Eldredge was the Chief Accountant at the Peppermill Resort in Mesquite, Nevada, a position he held for two years. Mr. Eldredge has a Masters of Accountancy degree from Southern Utah University.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation of the Company's Chief Executive Officers, who was John Fife from July 13, 1996 to the present. No other executive officers earned compensation in excess of $100,000 for the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL
                                                        COMPENSATION                AWARDS
                                                     -------------------   -------------------------
                                                                             SHARES
                NAME AND                    FISCAL                         UNDERLYING    ALL OTHER
           PRINCIPAL POSITION                YEAR      SALARY      BONUS    OPTIONS     COMPENSATION
           ------------------               ------   -----------   -----   ----------   ------------
John Fife, CEO, President, Chairman of
  the Board and Director.................    1997    $ 200,000(1)    --         --        1,200(1a)

---------------

(1) Pursuant to the terms of the Stock Purchase Agreement, the Company and Mr. Fife agreed to enter into an employment agreement to provide for, among other things, (i) the employment of Mr. Fife as President, Chief Executive Officer, and Chairman of the Board of the Company, and (ii) compensation to be paid to Mr. Fife of no more than $200,000 for any year during the employment period. A proposed employment agreement was prepared by Mark G. Jones and submitted to John Fife and the remaining members of the Board of Directors. At this time no employment agreement has been entered into with Mr. Fife. The Company's Board, in a 3-2 vote, decided that the negotiation of the terms of the John Fife employment agreement would take place following the shareholders' vote on the proposed reverse stock split. To date, John Fife has received no compensation from the Company for his services as President.

(1a) Mr. Fife received $1,200 in directors fees.

     No SARs were outstanding in 1995 and 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                 % OF TOTAL
                                        NUMBER OF SECURITIES    OPTIONS/SARS     EXERCISE
                                             UNDERLYING          GRANTED TO      OR BASE
                                            OPTIONS/SARS        EMPLOYEES IN      PRICE       EXPIRATION
                NAME                        GRANTED (#)         FISCAL YEAR       ($/SH)         DATE
                ----                    --------------------    ------------    ----------    ----------
IMCC(1).............................      150,000 or more              (3)        $3.35          2006
                                        (50.5% interest)(2)

---------------

(1)  John Fife, CEO of the Company is the sole shareholder of IMCC.

(2) For a more detailed description of the IMCC Option, see Section entitled "MATERIAL HISTORICAL EVENTS/Stock Purchase Agreement -- July 3, 1996 and Change in Control."

(3)  This option was not granted as a part of John Fife's employment.

COMPENSATION OF DIRECTORS

     Each director receives $200 per director's meeting. Also, directors who travel out of town to attend the meetings are, upon Board approval, reimbursed for their travel, lodging and meals. During 1993 through August 29, 1996, the directors served pursuant to the 1993 Settlement Agreement. The 1993 Settlement Agreement was terminated on August 29, 1996.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Pursuant to the Stock Purchase Agreement, the Company and John Fife have agreed to enter into an employment agreement which would provide for, among other things, (i) the employment of Mr. Fife as President, CEO, and Chairman of the Board of the Company, and (ii) an annual compensation to be paid to Mr. Fife of no more than $200,000 for any year during the employment period. At this time no employment agreement has been entered into with Mr. Fife. The Company's Board, in a 3-2 vote, decided that the negotiation of the terms of the John Fife employment agreement would take place following the shareholders' vote on a proposed reverse stock split. To date, John Fife has received no compensation from the Company for his services as President.

STOCK PLANS

     The Company has no long-term incentive compensation plans other than the 1994 Stock Option Plan. Gerry Brown and each of the five directors who were directors in 1994 are participating in the Company's 1994 Stock Option Plan. Under the Plan, each of the six individuals were granted options for 25,000 shares of the Company's Common Stock, pursuant to the terms of a Non-Qualified Stock Option Agreement between each person and the Company, dated April 7, 1994. The option exercise price is $2.50 per share, the market price of the stock on the date of grant. Each of the granted options vested as follows: (a) 9,000 shares on the date of the Option Agreement; and (b) 8,000 shares on each of the next two anniversary dates of the Agreement (April 7, 1995 and April 7, 1996).

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of November 19, 1997, the shares of Common Stock beneficially owned by (i) each director of the Company, (ii) the CEO of the Company, Gerry Brown, as President from April, 1996 to July, 1996 and John Fife from July, 1996 to the present, and (iii) each nominee for director of the Company. The Company had no named executive officers who earned compensation in excess of $100,000 during 1996.

                       UTAH RESOURCES INTERNATIONAL, INC.
        COMMON STOCK OWNERSHIP BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
                            AS OF NOVEMBER 19, 1997

                                                                                         PERCENT OF
                                                                             NUMBER OF   OUTSTANDING
          NAME OF BENEFICIAL OWNER                       POSITION             SHARES       SHARES
          ------------------------                       --------            ---------   -----------
David Fife...................................  Director                              0         0%
John Fife, as the sole shareholder of IMCC...  Director, Chief Executive     1,275,912(1)    50.5%
                                               Officer, President, and
                                               Chairman of the Board
Lyle D. Hurd.................................  Director                          2,000(2)     .08%
Stuart B. Peterson...........................  Director                              0         0%
Gregory White................................  Director                              0         0%
DIRECTORS AND OFFICERS AS A GROUP............  Directors & Officers          1,277,912        51%
                                               (6 persons)

---------------

(1) IMCC also holds a ten year option to purchase 150,000 or more additional shares of stock, so as to maintain its 50.5% interest in URI.

(2) Lyle D. Hurd contends that he was granted an option for 25,000 shares pursuant to the Share Exchange Agreement. There is a dispute as to whether the option was granted. This issue will be resolved following an investigation in the coming year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of November 19, 1997 regarding each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Each person named has the sole voting and investment power with respect to the shares beneficially owned by such person.

                       UTAH RESOURCES INTERNATIONAL, INC.
                        5% OR GREATER BENEFICIAL OWNERS
                            AS OF NOVEMBER 19, 1997

                                                         NUMBER OF SHARES AND
                 NAME AND ADDRESS OF                          NATURE OF          PERCENT OF COMPANY
                  BENEFICIAL OWNER                         BENEFICIAL OWNER      SHARES OUTSTANDING
                 -------------------                     --------------------    ------------------
Inter-Mountain Capital Corporation(1)................         1,275,912                50.5%
  360 East Randolph Street
  Suite 2403
  Chicago, IL 60601
Mark Technologies Corporation(2).....................           326,310                  13%
  One Sansome Street
  Suite 1900
  San Francisco, CA 94104

------------------------

(1) John Fife, director, President, CEO and Chairman of the Board of the Company, is the sole shareholder of Inter-Mountain Capital Corporation.

(2) Mark G. Jones, a former director of the Company, holds 100 shares individually and an additional 326,210 in his capacity as the controlling shareholder of Mark Technologies Corporation.

             DESCRIPTION OF COMMON STOCK PURSUANT TO THE OFFERINGS

     The following brief description of the Company's common stock does not purport to be complete and is subject in all respects to applicable Utah law and the provisions of the Articles of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part and to which exhibits reference is hereby made.

     The authorized common stock of the Company consists of 5,000,000 shares of Common Stock, $0.10 par value per share, of which 2,522,808 are issued. The Company is holding a Special Meeting of the Shareholders to consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value per
share stock (the "Common Stock"), as of 4:30 p.m., M.S.T., on           , 1998
on the basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid in cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split"). As a result of the Reverse Split, the Company is expected to become a non-SEC reporting company.

ROUND UP OPTION OFFERING

     If the Reverse Split is approved, any shareholder of the Company holding fewer than 1,000 shares of Common Stock or any increment thereof, may (i) after providing the Company with prior notice of its intent to "round up", purchase additional shares in order to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share (the "Round Up Option"), or (ii) sell such shares to the Company based upon a pre-Reverse-Split price of $3.35 per share.

     Also, as indicated above, a shareholder holding 1,000 shares or more (a "Non-Exercising Shareholder") will have such shares converted into one share of New Stock of the Company for each 1,000 shares of the Company's Common Stock owned, with Non-Exercising Shareholders given the option to (i) purchase additional shares in order to round-up to the next increment of 1,000 shares at a purchase price of $3.35 per share or (ii) sell such fractional shares to the Company based upon a pre-Reverse-Split price of $3.35 per share.

RETURNED SHARES OPTION OFFERING

     As required by the terms of the Transaction Agreements, subsequent to the proposed reverse split, and subject to applicable state and federal securities and state corporate law, any Common Stock redeemed through the Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders of the Company, other than IMCC, in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price equal to the pre-reverse-split price of $3.35 per share (the "Returned Shares Purchase Price"). Only those shares for which the Company has received a fully and properly executed letter of transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Shares Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Shares Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Record Date less those shares held by IMCC) in blocks of not less than 1,000 shares. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to:

                                       x
                                    -------
                                    (y - z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of New Stock shares owned by IMCC. Twenty-five percent (25%) of the Returned Shares Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Shares Note"). Subject to applicable Internal Revenue Service rules, the Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Shares Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Shares Note. Returned Shares purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Shares Note.

     If all of the fractional shareholders elect to round up to the next whole share, then a maximum of 429,192 shares would be issued, which figure does not include the shares of the Company's Common Stock held by brokerage firms or other third party nominees. With respect to the mechanism whereby the shareholders may purchase the returned shares, if the Company redeems all of the fractional shares in the Reverse Split, then a maximum of 103,808 shares would be available for the pool, which figure does not include the shares held by brokerage firms or other third party nominees. Immediately following the Round-Up Option Offering, there would be a maximum of 2,952,000 shares of Common Stock, if all of the named fractional shareholders exercised their option to round-up. Immediately following the Returned Shares Option Offering, there would be a maximum of 2,522,808 shares of Common Stock, if all of the fractional shareholders were bought out by the Company and the remaining shareholders participated fully in the Returned Shares Option Offering.

     Assuming approval of the Reverse Split by the shareholders at the Annual Meeting, the Amendment to the Articles of Incorporation in the form of Exhibit A attached hereto will be filed with the Utah Division of Corporations and Commercial Code and will become effective on the Effective Date thereof. Under the Amendment, without any further action on the part of the shareholders, shares of issued and outstanding Common Stock immediately prior to the Effective Date, will be converted into the right to receive the number of shares of New Stock equal to the number of shares of Common Stock held of record by a shareholder, divided by 1,000 or, in the case of Small-Lot Shareholders and shareholders of fractional shares who do not exercise the Round Up Option on or before 30 days following the Effective Date, the right to receive the Cash
Consideration, for such fractional shares as of      p.m., M.S.T. on the
Effective Date.

     The Amendment will, by its terms, decrease the number of shares of the Company's authorized Common Stock from 5,000,000 shares at $.10 par value per share to 5,000 shares of $100.00 par value per share to effectuate the Reverse Split.

                                  COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders, including the election of directors. There are no cumulative voting rights for the election of directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, in accordance with its Articles of Incorporation, its Bylaws and applicable law. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities.

     Holders of Common Stock have no preemptive rights to purchase shares of Common Stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except as described in this Prospectus and the accompanying Schedule 13e-3 and Preliminary Proxy Statement. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Round Up Option Offering and the Returned Shares Offering will be, upon payment therefor, duly authorized, validly issued, and fully paid and non-assessable.

     The Company's Common Stock is listed on the National Association of Securities Dealers bulletin board system and is traded in the over-the-counter securities through the Automated Quotation System, under the NASDAQ symbol "UTRS." The following table sets forth the quarterly high and low bid prices for 1995 and the closing bid prices for 1996 and thereafter, for the Company's Common Stock during the last three fiscal years, as reported by National Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not represent actual transactions and have not been adjusted for stock dividends or splits.

                                                 1997              1996               1995
                                            --------------    ---------------    --------------
                                             LOW     HIGH      LOW      HIGH      LOW     HIGH
                                            -----    -----    -----    ------    -----    -----
1st quarter.............................    $.875    $.875    $.625    $ 1.00    $1.25    $4.00
2nd quarter.............................    $.875    $.875    $ .75    $ 1.50    $1.00    $2.00
3rd quarter.............................    $.875    $.875    $.875    $ 1.00    $1.00    $1.75
4th quarter.............................    $ .25    $.875    $.875    $ .875    $ .50    $1.00

                                  IMCC OPTION

     IMCC, a fifty and five/tenths percent (50.5%) shareholder of the Company, was granted a ten year option to purchase 150,000 or more additional shares of stock at a price equal to $3.35 per share pursuant to and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% interest in the Company.

     UTAH LAW AND CERTAIN ARTICLES OF INCORPORATION AND BY-LAWS PROVISIONS

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation contain certain provisions permitted under the Utah Revised Business Corporation Act (the "URBCA"), relating to the liability of directors. These provisions eliminate the liability of a director to the Company or to its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on the Company or the shareholders; (c) a violation of Section 16-10a-842 (regarding unlawful distributions); or (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE. The Company believes that these provisions assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, New Jersey 07016.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission.

     Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission in Washington, DC, and at
certain of its Regional Offices, located at           . Furthermore, copies of
such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. Finally, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company, which Web site is located at (http://www.sec.gov).

     The Company's Common Stock is listed on the National Association of Securities Dealers bulletin board system and is traded in the over-the-counter securities through the Automated Quotation System, under the NASDAQ symbol "UTRS." Reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges.

                       UTAH RESOURCES INTERNATIONAL, INC.

                CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   CONSOLIDATED FINANCIAL STATEMENTS CONTENTS

                                                              PAGE
                                                              ----

Independent Auditors' Report................................   F-1

Consolidated balance sheet, December 31, 1996...............   F-2

Consolidated statements of operations for the years ended
  December 31, 1996 and 1995................................   F-3

Consolidated statement of stockholders' equity for the years
  ended December 31, 1996 and 1995..........................   F-4

Consolidated statement of cash flows for the years ended
  December 31, 1996 and 1995................................   F-5

Notes to consolidated financial statements..................   F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

     We have audited the accompanying consolidated balance sheet of UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES at December 31, 1996, 1995, and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES as of December 31, 1996, 1995, and 1994 and the results of their operations and their cash flows for the three years then ended, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in the Schedule of Supplementary Information on oil and gas operations is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information, except for that portion marked "unaudited," on which we express no opinion, has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Salt Lake City, Utah
April 4, 1997 except for Note 1, which
is dated November 10, 1997

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                         DECEMBER 31,
                                             SEPTEMBER 30,   -------------------------------------
                                                 1997           1996          1995         1994
                                             -------------   -----------   ----------   ----------
                                              (UNAUDITED)
ASSETS
Cash and cash equivalents.................    $   334,919    $   517,858   $  765,831   $2,138,795
Accounts receivable from related
  parties.................................        303,560        262,668      372,622      263,716
Notes receivable..........................        259,659        140,672      178,989      200,267
Income tax receivable.....................             --             --      212,328           --
Property and equipment, net of accumulated
  depreciation and amortization of
  $46,430, $43,408, $36,409, $42,098......         23,347         26,019       36,959       30,027
Real estate held for resale...............        838,454        876,088      854,821      627,214
Royalty interest in petroleum and mineral
  production, net of amortization of
  $46,055, $44,382, $41,034, $37,687......          3,318          5,828        9,176       12,523
Other assets..............................         12,382        137,011       10,599       21,294
Net assets of discontinued operations.....             --             --          657           --
                                              -----------    -----------   ----------   ----------
                                              $ 1,775,639    $ 1,966,144   $2,441,982   $3,293,836
                                              ===========    ===========   ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable..........................    $   417,249    $   252,464   $  276,446   $  160,534
Accrued expenses..........................        309,755        546,070      312,474      291,532
Earnest money deposits....................         36,000         36,000       36,000       36,000
Notes payable.............................        287,838        291,110      599,627      657,545
Defined income taxes......................             --             --           --      300,000
                                              -----------    -----------   ----------   ----------
     Total liabilities....................      1,050,842      1,125,644    1,224,547    1,445,611
                                              -----------    -----------   ----------   ----------
Minority interest.........................        110,903        110,903      152,113      183,121
Commitment and contingencies..............             --             --           --           --
Stockholders' equity:
  Common stock; par value $.10 per share,
     5,000,000 shares authorized,
     2,522,808 shares, 2,522,808 shares,
     1,851,198 shares, 1,284,027 shares
     issued and outstanding...............        252,281        252,281      185,120      128,403
  Additional paid-in capital..............      4,431,232      4,431,232      348,757      127,174
  Note receivable from stock sale.........     (3,633,159)    (3,633,159)          --           --
  Retained deficit........................       (436,460)      (320,757)     531,445    1,409,527
                                              -----------    -----------   ----------   ----------
     Total stockholders' equity...........        613,894        729,597    1,065,322    1,665,104
                                              -----------    -----------   ----------   ----------
                                              $ 1,775,639    $ 1,966,144   $2,441,982   $3,293,836
                                              ===========    ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,               YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------
                                     1997          1996          1996          1995         1994
                                  -----------   -----------   -----------   ----------   ----------
                                  (UNAUDITED)   (UNAUDITED)
Sales...........................   $ 517,066    $  178,070    $   451,406   $  587,663   $2,274,222
Cost of sales...................     205,010        60,286        139,175      156,250      567,453
                                   ---------    ----------    -----------   ----------   ----------
     Gross profit...............     312,056       117,784        312,231      431,413    1,706,769
General and administrative
  expenses......................     594,349     1,066,144      1,530,288    1,045,854      678,368
                                   ---------    ----------    -----------   ----------   ----------
     Income (loss) from
       operations...............    (282,293)     (948,360)    (1,218,057)    (614,441)   1,028,401
                                   ---------    ----------    -----------   ----------   ----------
Other income (expense):
  Royalty income................     144,194       120,574        153,051       61,006       92,455
  Interest and dividend
     income.....................      40,396        43,486        156,895      102,794       50,458
  Interest expense..............     (18,000)      (38,470)       (86,405)     (51,279)     (60,020)
  Other income (expense)........          --           600         (8,772)      35,906       14,109
                                   ---------    ----------    -----------   ----------   ----------
     Total other income
       (expense)................     166,590       126,190        214,769      148,427       97,002
                                   ---------    ----------    -----------   ----------   ----------
Income (loss) before minority
  interest and provision for
  income taxes..................    (115,703)     (822,170)    (1,003,288)    (466,014)   1,125,403
Minority interest in net loss of
  subsidiaries..................          --         4,679         23,385       26,988       29,109
                                   ---------    ----------    -----------   ----------   ----------
Loss before provision for income
  taxes and discontinued
  operations....................    (115,703)     (817,491)      (979,903)    (439,026)   1,154,512
Income tax benefit
  (provision)...................          --        29,600         54,000      179,000     (436,000)
                                   ---------    ----------    -----------   ----------   ----------
Loss from continuing
  operations....................    (115,703)     (787,891)      (925,903)    (260,026)     718,512
Discontinued operations:
  (Loss) income from
     discontinued operations net
     of income taxes of $-0-,
     $-0-, $-0-, $48,000, and
     $-0-.......................          --       132,140        (19,365)      93,407           --
  Income (loss) from disposal of
     discontinued operations net
     of income taxes benefit of
     $-0-, $-0-, $-0-, $227,000,
     and $16,000................          --      (109,572)        93,066     (583,000)     (31,416)
                                   ---------    ----------    -----------   ----------   ----------
     Total discontinued
       operations...............          --        22,568         73,701     (489,593)     (31,416)
                                   ---------    ----------    -----------   ----------   ----------
     Net loss...................   $(115,703)   $ (765,323)   $  (852,202)  $ (749,619)  $  687,096
                                   =========    ==========    ===========   ==========   ==========
  Income (loss) per share --
     continued operations.......   $    (.06)   $     (.38)   $     (0.45)  $    (0.16)  $      .56
  Income (loss) per share --
     discontinued operation.....        0.00          0.01           0.04        (0.30)       (0.02)
                                   ---------    ----------    -----------   ----------   ----------
     Total income (loss) per
       share....................   $   (0.06)   $    (0.37)   $     (0.41)  $    (0.46)  $     0.54
                                   =========    ==========    ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

            YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994 (AUDITED)
              AND NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                           NOTES
                                       COMMON SHARES       ADDITIONAL   RECEIVABLE
                                    --------------------    PAID-IN     FROM STOCK     RETAINED
                                     SHARES      AMOUNT     CAPITAL        SALES       EARNINGS
                                    ---------   --------   ----------   -----------   -----------
Balance, January 1, 1994.........   1,284,027   $128,403   $  127,174   $        --   $   722,431
Net income.......................          --         --           --            --       687,096
                                    ---------   --------   ----------   -----------   -----------
Balance, December 31, 1994.......   1,284,027    128,403      127,174            --     1,409,527
Common stock issued to purchase
  subsidiary valued at book value
  of subsidiary..................     590,000     59,000      196,503            --            --
Common stock issued for services
  in acquisition of subsidiary...      76,000      7,600       25,080            --            --
Repurchase of stock through land
  issuance.......................    (102,429)   (10,243)          --            --            --
Common stock issued in settlement
  of dispute.....................       3,600        360           --            --            --
Dividends........................          --         --           --            --      (128,463)
Net loss.........................          --         --           --            --      (749,619)
                                    ---------   --------   ----------   -----------   -----------
Balance, December 31, 1995.......   1,851,198    185,120      348,757            --       531,445
Common stock retired through
  split-off of subsidiary........    (590,000)   (59,000)      59,000            --            --
Repurchase of common stock.......     (40,552)    (4,055)    (131,794)           --            --
Common stock issued for:
  Cash and note receivable.......   1,275,912    127,591    4,146,714    (3,633,159)           --
  Accounts payable...............      26,250      2,625        8,555            --            --
Net loss.........................          --         --           --            --      (852,202)
                                    ---------   --------   ----------   -----------   -----------
Balance, December 31, 1996.......   2,522,808    252,281    4,431,232    (3,633,159)     (320,757)
Net loss (unaudited).............          --         --           --            --      (115,703)
                                    ---------   --------   ----------   -----------   -----------
Balance, September 30, 1997
  (unaudited)....................   2,522,808   $252,281   $4,431,232   $(3,633,159)  $  (436,460)
                                    =========   ========   ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                              NINE MONTHS ENDED                     YEARS ENDED
                                                SEPTEMBER 30,                       DECEMBER 31,
                                           ------------------------    --------------------------------------
                                              1997          1996         1996          1995           1994
                                           ----------    ----------    ---------    -----------    ----------
                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................    $(115,703)    $(765,323)    $(852,202)   $  (749,619)   $  687,096
  Loss (income) from discontinued
     operations........................           --      (132,140)       19,365        (93,407)           --
  Loss (gain) from disposition of
     discontinued operation............           --       109,572       (93,066)       583,000            --
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization.....        5,694         6,820        12,567         12,349        22,756
     Minority interest in net income of
       subsidiaries....................           --        (4,679)      (23,385)       (26,988)      (29,109)
     Loss (gain) on disposition of
       assets..........................           --            --         1,221         (3,106)      (36,267)
     Bad debt expense..................           --            --            --         10,899            --
     Common stock issued for
       services........................           --            --            --         33,040            --
     (Increase) decrease in:
       Accounts receivable.............      (40,892)       90,640       109,954       (118,310)     (238,503)
       Other assets....................      124,629            --       (32,935)          (775)       79,692
       Real estate held for resale.....       37,634       199,688        87,834       (237,850)      100,263
       Income tax receivable...........           --        (9,800)      212,328       (212,328)      443,201
     (Decrease) increase in:
       Accounts payable................      164,785       (85,057)      (23,982)       115,912         8,302
       Accrued expenses................     (236,315)      (47,871)      153,787         20,942       171,488
       Ernest money....................           --            --            --             --       (10,000)
       Deferred income tax.............           --            --            --       (300,000)      300,000
                                           ---------     ---------     ---------    -----------    ----------
          Net cash used in
          continued operations.........      (60,168)     (638,150)     (428,514)      (966,241)    1,498,919
          Net cash provided by (used
            in)
          discontinued operations......           --        23,273       136,993       (104,846)           --
                                           ---------     ---------     ---------    -----------    ----------
          Net cash (used in) provided
            by operating activities....      (60,168)     (614,877)     (291,521)    (1,071,087)    1,498,919
                                           ---------     ---------     ---------    -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from marketable
     securities........................           --            --            --             --        29,920
  Proceeds from disposition of
     assets............................           --            --           500         18,140       390,000
  Payments on notes receivable.........           --            --       189,367        137,348       160,989
  Purchase of property and equipment...         (512)         (616)           --         (2,690)       (7,601)
  Increase (decrease) in notes
     receivable........................     (118,987)       21,535      (151,050)      (112,137)     (206,843)
  Decrease in minority interest                   --            --       (17,825)        (4,020)      (51,126)
                                           ---------     ---------     ---------    -----------    ----------
  Cash from investing activities --
     continuing operations.............     (119,499)       20,919        20,992         36,641       315,339

                                              NINE MONTHS ENDED                     YEARS ENDED
                                                SEPTEMBER 30,                       DECEMBER 31,
                                           ------------------------    --------------------------------------
                                              1997          1996         1996          1995           1994
                                           ----------    ----------    ---------    -----------    ----------
                                           (UNAUDITED)   (UNAUDITED)
  Cash for investing activities --
     discontinued operations...........           --            --           (38)        76,839            --
                                           ---------     ---------     ---------    -----------    ----------
          Net cash (used in) provided
            by
          investing activities.........     (119,499)       20,919        20,954        113,480       315,339
                                           ---------     ---------     ---------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of dividends................           --            --            --       (128,463)       27,249
  Payments on notes payable............       (3,272)     (419,270)     (419,449)       (90,129)      (72,315)
  Issuance of common stock.............           --       641,146       641,146             --            --
  Retirement of common stock...........           --      (135,849)     (135,849)            --            --
                                           ---------     ---------     ---------    -----------    ----------
  Cash from financing
     activities -- continued
     operations........................       (3,272)       86,027        85,848       (218,592)      (45,066)
  Cash for financing activities --
     discontinued operations...........           --            --       (63,254)      (196,765)           --
                                           ---------     ---------     ---------    -----------    ----------
          Net cash provided by (used
            in) financing activities...       (3,272)       86,027        22,594       (415,357)      (45,066)
                                           ---------     ---------     ---------    -----------    ----------
(Decrease) increase in cash............     (182,939)     (507,931)     (247,973)    (1,372,964)    1,769,192
Cash and cash equivalents, beginning of
  period...............................      517,858       765,831       765,831      2,138,795       369,603
                                           ---------     ---------     ---------    -----------    ----------
Cash and cash equivalents, end of
  period...............................      334,919       257,900     $ 517,858    $   765,831     2,138,795
                                           =========     =========     =========    ===========    ==========

1996

The Company issued 1,275,912 shares of stock in exchange for cash and a note receivable in the amount of $3,633,159.

The Company issued 26,250 shares of stock as payment of a liability in the amount of $11,180.

The Company redeemed and retired 590,000 shares of stock in conjunction with the split-off of Midwest Railroad at no value.

1995

The Company purchased the assets of another company for common stock valued at $255,503.

The Company financed the purchase of equipment with debt in the amount of $28,278.

The Company purchased and retired 102,429 shares of common stock through the issuance of 10.6 acres of land under the terms of a prior year agreement.

The Company disposed of debt in the amount of $3,933, which was assumed in the sale of land for which the Company received a note receivable.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                        --------------------------    -----------------------------
                                           1997           1996         1996       1995       1994
                                        -----------    -----------    -------    -------    -------
                                        (UNAUDITED)    (UNAUDITED)
Cash paid for:
  Interest..........................      $18,000        $38,470      $51,301    $62,427    $36,992
                                          =======        =======      =======    =======    =======
  Income taxes......................      $    --        $    --      $    --    $    --    $    --
                                          =======        =======      =======    =======    =======

          See accompanying notes to consolidated financial statements.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Utah Resources International, Inc., and consolidated entities (the "Company") is engaged primarily in the development of real estate including the sale of developed and undeveloped real estate. The Company's assets are located in the Rocky Mountain West.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Utah Resources, Inc., Tonaquint, Inc. and a number of limited partnerships of which the Company has ownership in excess of 50 percent and has management responsibility. All material intercompany transactions and balances have been eliminated in consolidation of the Companies and partnerships.

     The Company is both a general and limited partner in the following limited partnerships.

                                                                PERCENT
                        PARTNERSHIP                              OWNED
                        -----------                             -------
Country Club Partnership....................................     84.04%
URI -- MGO Partnership......................................     70.00%
Southgate Palms Ltd. Partnership............................    100.00%
Southgate Plaza Ltd. Partnership............................     52.50%
Southgate Resort Partnership................................    100.00%
Resources Limited Partnership...............................     83.63%
Tonaquint Indian Hills Partnership..........................     75.86%
Service Station Partnership.................................     79.00%

     Discontinued operations include Midwest Railroad Construction and Maintenance Corporation (Midwest) from June 13, 1995 (date of acquisition) through March 31, 1996 (date of disposition). The Company disposed of Midwest effective March 31, 1996, see notes 7 and 8. Discontinued operations in 1995 also included those of a Service Station which was closed in 1993.

METHOD OF RECOGNITION OF INCOME

  Real Estate

     Profits on sale of developed lots, developed land and raw land are recognized in accordance with standards established for the real estate industry which generally provide for deferral of all or part of the profit on a sale if the buyer does not meet certain down payment requirements or certain other tests of the buyer's financial commitment to the purchase, or the seller is required to perform significant obligations subsequent to the sale.

     Cost of sales include a pro rata portion of acquisition and development costs (including estimated costs to complete) along with sales commissions, closing costs and other costs specifically related to the sale.

METHOD OF RECOGNITION OF INCOME

  Oil and Gas

     Royalty income is recognized when received. The Company has overriding mineral and oil and gas royalty interests and thus exercises no control over the activities of the royalty payers and is notified of the amounts or royalties due when the cash is received.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

     The Company follows the full-cost accounting method of capitalizing all exploration and development costs including nonproductive drilling expenses, lease abandonments, and other related costs. Under this method of accounting, no gains or losses are recognized from the sale or disposition of properties with insignificant proved oil and gas reserves. If capitalized costs exceed the present value of future net operations, the excess is charged to expense.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost. Depreciation is computed using the straight-line method based upon the following useful lives:

Building....................................................    15-30 years
Furniture and equipment.....................................     3-10 years

REAL ESTATE HELD FOR RESALE

     Real estate held for resale includes developed lots, land under development and raw land. Real estate held for resale is carried at the lower of cost or market. The cost of development of building lots includes the land and the related costs of development (planning, survey, engineering and other) which are capitalized. The cost of interest and property taxes are expensed.

ROYALTY INTEREST IN PETROLEUM AND MINERAL PRODUCTION

     The cost of identifiable intangible assets, consisting of royalties, is being amortized on a straight-line basis over the expected productive life of the asset of 15 years.

INCOME TAXES

     Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial statement and tax reporting purposes. The differences are primarily a result of differing methods of accounting for land sales and depreciation of property and equipment.

EARNINGS PER SHARE

     The weighted average of outstanding common shares is 2,522,808 shares, 2,075,068 shares, 2,072,105 shares, and 1,619,000 shares for the nine months ended September 30, 1997 and 1996 (unaudited) and years ended December 31, 1996, 1995, and 1994, respectively. Common stock equivalents have not been included as the exercise price is in excess of the market price and the amounts are antidilutive.

STATEMENT OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED FINANCIAL INFORMATION

     The unaudited consolidated financial statements include the accounts of Utah Resources International, Inc., and subsidiaries, and include all adjustments (consisting of normal recurring items) which are, in the opinion of management, necessary to present fairly the financial position as of September 30, 1997 and the results of operations and cash flows for the nine months ended September 30, 1997 and 1996. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

RECLASSIFICATION

     Certain balances in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation.

2. ACCOUNTS RECEIVABLE FROM RELATED PARTIES

     Accounts receivable at December 31, are as follows:

                                                               1996        1995        1994
                                                             --------    --------    --------
Entity with shareholders in common.......................    $120,086    $132,843    $130,963
Related party partnership with common ownership..........     142,582     152,516     121,854
Stockholders and directors...............................          --      87,263      10,899
                                                             --------    --------    --------
                                                             $262,668    $372,622    $263,716
                                                             ========    ========    ========

3.  NOTES RECEIVABLE

     The Company has the following notes receivable at December 31:

                                                               1996        1995        1994
                                                             --------    --------    --------
Note receivable from an individual with interest at 9%,
  secured by real estate and due when real estate is
  sold...................................................    $131,642    $138,989    $175,267
Note receivable from company due in 1997 with interest at
  8.5%...................................................       9,030      40,000      25,000
                                                             --------    --------    --------
                                                             $140,672    $178,989    $200,267
                                                             ========    ========    ========

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

     Future maturities of notes receivable are as follows:

                            YEAR                                 AMOUNT
                            ----                                --------
1997........................................................    $  9,030
1998........................................................     131,642
                                                                --------
Total.......................................................    $140,672
                                                                ========

4.  REAL ESTATE HELD FOR RESALE

     Real estate held for resale consists of the following real estate located in the St. George, Utah area at December 31, 1996:

RESALE RAW LAND AND PARTIALLY DEVELOPED LAND

     The Company has approximately 410 acres of real estate of which approximately 390 acres is currently planned for single family dwelling lots, commercial development and multiple housing. The aggregate cost of the raw land and partially developed land is $766,987.

     Property related to the Service Station, which is held for resale, amounts to $109,101. At December 31, 1995 and 1994, the Service Station assets were included in net assets of discontinued operations. Included in other assets is $92,773 of assets relating to the Service Station at December 31, 1996.

5.  ACCRUED EXPENSES

     Accrued expenses at December 31, consist of the following:

                                                               1996        1995        1994
                                                             --------    --------    --------
Deficit in investment in partnerships....................    $225,661    $168,857    $180,993
Accrued interest.........................................     120,358      34,775      33,036
Unearned interest received...............................      98,869          --          --
Accrued costs for clean up...............................      50,533      50,533      50,533
Other accrued expenses...................................      50,649      58,309      26,970
                                                             --------    --------    --------
     Total...............................................    $546,070    $312,474    $291,532
                                                             ========    ========    ========

6.  NOTES PAYABLE

     The Company has the following notes payable at December 31:

                                                               1996        1995        1994
                                                             --------    --------    --------
Notes payable to a shareholder of the Company with
  interest rates ranging from 7.5% to 9.5%...............    $110,932    $     --    $     --
Notes payable to a governmental entity requiring annual
  payments of approximately $15,000 plus interest at
  5.94%, secured by real estate..........................      91,551     106,810     164,576
Note payable to entity requiring annual payments of
  $10,386 including interest at 9%, secured by real
  estate.................................................      67,282      67,282      74,372
Note payable to a financial institution requiring monthly
  payments of $491 including interest at 10.5%, secured
  by a vehicle...........................................      20,074      23,600      18,597

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

                                                               1996        1995        1994
                                                             --------    --------    --------
Note payable to a trust requiring quarterly interest
  payments at 10%, principal due in 1996, secured by real
  estate.................................................          --     400,000     400,000
Other....................................................       1,271       1,935          --
                                                             --------    --------    --------
Total....................................................    $291,110    $599,627    $657,545
                                                             ========    ========    ========

     Future maturities of notes payable at December 31, 1996 are as follows:

                            YEAR                                 AMOUNT
                            ----                                --------
1997........................................................    $142,219
1998........................................................      25,490
1999........................................................      25,992
2000........................................................      27,057
2001........................................................      23,481
Thereafter..................................................      46,871
                                                                --------
                                                                $291,110
                                                                ========

     None of the Company's debt instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1996, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.

7.  INVESTMENT IN MIDWEST

     Effective June 13, 1995, the Company acquired 100% ownership of Midwest through the issuance of 590,000 shares of the Company's common stock for all of the outstanding stock of Midwest. The acquisition was accounted for as a purchase. The fair market value of the Midwest assets and liabilities approximated the historical cost of the assets and liabilities. The net equity of Midwest at the date of acquisition was $255,503.

     Effective March 31, 1996, the Company distributed Midwest to its former owner. The Company returned to the former Midwest owner all of the common stock of Midwest and in return received 590,000 shares of its restricted common stock and agreed to forgive net cash advances made to Midwest over the ownership period. The return of the 590,000 shares of common stock to the Company was recorded at no value as the Company exchanged its ownership in Midwest for the return of the shares of the Company. The 1995 financial statements reflect a pretax write down of approximately $752,000 for its investment in Midwest to its estimated realizable value. The write down in 1995, was a result of the forgiveness of approximately $384,000 of intercompany debt from 1995 and the write-off of the approximate $368,000 of Midwest investment at December 31, 1995.

     In 1996, the aggregate loss on the disposal of Midwest was reduced by $93,066 due primarily to the offsetting of certain costs against the advances made to Midwest incurred on behalf of Midwest.

     For the three months ended March 31, 1996, Midwest had a loss of $19,365 resulting in a net gain on disposition in 1996 of $73,701. The Company realized an aggregate total loss of $659,934 on the disposal of Midwest.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

8.  DISCONTINUED OPERATIONS

     Condensed financial information for Midwest, which was discontinued, is as follows for the periods June 13, 1995 (date of acquisition) through December 31, 1995 and January 1, 1996 through March 31, 1996 (date of disposition).

                                                                                   JUNE 13,
                                                                 JANUARY 1,      1995 (DATE OF
                                                                1996 THROUGH     ACQUISITION)
                                                                  MARCH 31,         THROUGH
                                                                1996 (DATE OF    DECEMBER 31,
                                                                DISPOSITION)         1995
                                                                -------------    -------------
Revenues....................................................     $2,690,730       $5,598,542
Costs and expenses..........................................      2,710,095        5,457,135
                                                                 ----------       ----------
Net (loss) income before income tax.........................        (19,365)         141,407
Income tax expense..........................................             --           48,000
                                                                 ----------       ----------
Net income (loss)...........................................     $  (19,365)          93,407
                                                                 ==========       ==========

9.  INCOME TAXES

     The benefit (expense) for income taxes is as follows:

Continuing Operations

                                                              1996        1995        1994
                                                             -------    --------    ---------
Current..................................................    $54,000    $106,000    $(136,000)
Deferred.................................................         --      73,000     (300,000)
                                                             -------    --------    ---------
  Total continuing operations............................    $54,000    $179,000    $(436,000)
                                                             =======    ========    =========

Discontinued Operations

                                                                1996        1995       1994
                                                              --------    --------    -------
Current...................................................    $     --    $     --    $16,000
Deferred..................................................          --     227,000         --
                                                              --------    --------    -------
  Total discontinued operations...........................    $     --    $227,000    $16,000
                                                              ========    ========    =======

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

     The benefit (provision) for income taxes differs from the amount computed at the federal statutory rate as follows:

Continuing Operations

                                                             1996         1995        1994
                                                           ---------    --------    ---------
Income tax benefit at federal statutory rates..........    $ 333,000    $158,000    $(392,000)
State income taxes.....................................       49,000      23,000      (50,000)
Valuation allowance....................................     (328,000)         --           --
Other..................................................           --      (2,000)       6,000
                                                           ---------    --------    ---------
  Total current income taxes...........................    $  54,000    $179,000    $(436,000)
                                                           =========    ========    =========

Discontinued Operations

                                                               1996        1995        1994
                                                             --------    --------    --------
Income tax (expense) benefit at federal statutory rate...    $(11,000)   $227,000    $ (7,000)
State income taxes.......................................      (4,000)     20,000      (2,000)
Other....................................................      15,000     (20,000)     (7,000)
                                                             --------    --------    --------
  Total..................................................    $     --    $227,000    $(16,000)
                                                             ========    ========    ========

     Deferred income taxes have been established to reflect timing differences between financial reporting and income tax purposes. The primary differences are as follows:

                                                             1996         1995         1994
                                                           ---------    ---------    --------
Condemnation sales.....................................    $      --    $ 300,000    $300,000
Discontinued operations................................           --     (227,000)         --
Net operating loss carryforward........................     (328,000)     (73,000)         --
Valuation allowance....................................      328,000           --          --
                                                           ---------    ---------    --------
  Total................................................    $      --           --    $300,000
                                                           =========    =========    ========

     The Company has a net operating loss carryforward of approximately $952,000, which expires in 2011. The benefit of the net operating loss (NOL) carryforwards available to offset future taxes will be limited by the tax laws in effect at the time such NOL's can be utilized. Significant changes in the ownership of the Company or tax laws could limit the amount of NOL benefit.

10.  STOCK SUBSCRIPTION RECEIVABLE

     The Company has a promissory note receivable at December 31, 1996 in the amount of $3,633,159. The note bears interest at the short-term Federal Internal Revenue Service rate (6.77% at December 31, 1996). Interest is due annually in July of each year with the principal balance due August 1, 2001. The note is secured by 1,285,912 shares of the Company's common stock.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

11.  CONTINGENCIES

     The Company is aware of certain unasserted claims which could result in claims in excess of amounts accrued in the financial statements. Management believes that any such claim, if asserted, will not result in any adverse effect on the financial position of the Company.

     The Company is in the process of remediation of the service station property. It is not known if any additional costs over what the Company has accrued will be needed to complete the remediation.

     The Company, in connection with the execution of the stock purchase agreement, agreed to enter into an employment agreement with the majority shareholder of the Company with a salary not to exceed $200,000 per year. The agreement has not been entered into and no accrual has been made for the salary at December 31, 1996.

12.  COMMITMENTS

     The Company leases its office facility under a year lease requiring monthly payments of $500 which expires in 1997. Lease expense was $10,230 in 1996.

13.  SIGNIFICANT CUSTOMERS

     The Company had land sales of $106,000, $152,000, and $254,000 to a significant customer in 1996, 1995, and 1994, respectively: They also had sales in 1994 of $979,000 to another significant customer.

14.  STOCK OPTION PLAN

     In 1994, the Company established a stock option plan wherein the five directors and the Company's president were each granted options to acquire 25,000 shares of the Company's stock at $2.50 per share. The options vest as follows: 9,000 shares at the option date and 8,000 shares in 1995 and 8,000 shares in 1996.

15.  SUBSEQUENT EVENT

     The Company filed with the Securities and Exchange Commission in February, 1997, documents to have the shareholders of the Company consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding stock on the basis that each 1,000 shares of common stock then outstanding will be converted into one share, at $3.35 per share pre-reverse-split price, with fractional shareholders given the option to either receive cash in lieu of their resulting fractional share or purchase additional fractional shares to round up to one whole share following the reverse split.

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996 AND 1995 -- (CONTINUED)

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

             CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION ON
                             OIL AND GAS OPERATIONS

     The information on the Company's oil and gas operations as shown in this schedule is based on the full-cost method of accounting and is presented in conformity with the disclosure requirements of Statement of Financial Accounting Standards NO. 69 "Disclosures about Oil and Gas Producing Activities."

              COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION,
                     EXPLORATION AND DEVELOPMENT ACTIVITIES

                                                                DECEMBER 31,
                                                                    1996
                                                                ------------
Acquisition of proved properties............................      $     --
                                                                  --------
Exploration and affiliate costs.............................      $     --
                                                                  --------
Development costs...........................................      $     --
                                                                  ========

                 RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES

                                                                DECEMBER 31,
                                                                    1996
                                                                ------------
Royalty income..............................................      $153,051
Production costs............................................            --
Exploration costs...........................................            --
Depreciation, depletion, amortization, and valuation
  provisions................................................        (3,348)
                                                                  --------
Results of operations from producing activities before
  taxes.....................................................       149,703
Income tax expense..........................................       (51,000)
                                                                  --------
Results of operations from producing activities (excluding
corporate overhead and interest costs)......................      $ 98,703
                                                                  ========

         CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1996
                                                                ------------
Proved oil and gas properties...............................      $ 50,210
Accumulated depreciation, depletion, amortization and
  valuation allowances......................................       (44,382)
                                                                  --------
     Net capitalized costs..................................      $  5,828
                                                                  ========

              UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES

             CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION ON
                     OIL AND GAS OPERATIONS -- (CONTINUED)

                  ESTIMATED QUANTITIES OF RESERVES (UNAUDITED)

     The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon estimates prepared by American Energy Advisors, Inc., petroleum engineers. Such estimates are inherently imprecise and may be subject to substantial revisions.

     All quantities shown in the table are proved developed reserves and are located within the United States.

                                                                    YEAR ENDED
                                                                 DECEMBER 31, 1996
                                                                -------------------
                                                                BARRELS      MCF
                                                                -------    --------
Proved oil and gas reserves:
  Balance at beginning of year..............................    $51,000    $488,000
  Revisions of previous estimates...........................         --     (40,000)
  Improved recovery and acquisition of minerals in place....         --          --
  Extensions and discoveries................................         --          --
  Production................................................     (6,000)    (11,000)
                                                                -------    --------
Balance at end of year......................................    $45,000    $437,000
                                                                =======    ========

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
              RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1996
                                                                ------------
Future cash in flows........................................     $1,830,000
Future production and development costs.....................        (70,000)
Future income tax expenses..................................       (598,000)
                                                                 ----------
Future net cash flows.......................................      1,162,000
10% annual discount for estimated timing of cash flows......       (508,000)
                                                                 ----------
Standardized measure of discounted future net cash flows....     $  654,000
                                                                 ==========

             CHANGES RELATING TO STANDARDIZED MEASURE OF DISCOUNTED
                       FUTURE NET CASH FLOWS (UNAUDITED)

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1996
                                                                ------------
Sales, net of production costs..............................     $(153,000)
Net changes in prices.......................................            --
Acquisition and improved recover, less related costs........            --
Revisions of previous quantity estimates....................       (85,000)
Accretion of discount.......................................        74,000
Net change in income taxes..................................        80,000
                                                                 ---------
     Net change.............................................     $ (84,000)
                                                                 =========

                               TABLE OF CONTENTS

                                                               PAGE
                            ITEM                              NUMBER
                            ----                              ------
PROSPECTUS SUMMARY..........................................
  The Company...............................................
  The Offering..............................................
     Round Up Option Offering...............................
     Returned Shares Option Offering........................
     Use of Proceeds........................................
SUMMARY FINANCIAL DATA......................................
RISK FACTORS................................................
THE COMPANY.................................................
USE OF PROCEEDS.............................................
DETERMINATION OF OFFERING PRICE.............................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................
  Introduction..............................................
  Description of Business...................................
     (a)   Business Development.............................
           Form and Year of Organization....................
     (b)   Business of Company..............................
           Real Property Development Activities.............
          Real Property Development, Industry Overview,
          Government Regulation, and Competition............
           Partnerships.....................................
           Overriding Royalties in Oil and Gas Leases.......
           Employees........................................
  Description of Property...................................
     St. George Properties Industry Segment #6552...........
     Oil & Gas Interests Industry Segment #1311.............
     Office Space...........................................
  Material Historical Events................................
     Stock Purchase Agreement -- July 3, 1996 and Change in
      Control...............................................
     Share Exchange Agreement...............................
  Market for Common Equity and Related Stockholder
     Matters................................................
  Management's Discussion and Analysis or Plan of
     Operation..............................................
     Results of Operations..................................
     Liquidity and Capital Resources........................
  Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure....................
  Current Directors.........................................
     Current Directors......................................
     Named Executive Officers...............................
     Executive Officers.....................................
     Executive Compensation.................................
     Compensation Of Directors..............................
     Employment Contracts and Termination of Employment and
      Change-in-Control Arrangements........................
     Stock Plans............................................
     Stock Ownership of Management..........................
     Security Ownership of Certain Beneficial Owners........

                                                               PAGE
                            ITEM                              NUMBER
                            ----                              ------
DESCRIPTION OF COMMON STOCK PURSUANT TO THE OFFERINGS.......
  Round Up Option Offering..................................
  Returned Shares Option Offering...........................
  Common Stock..............................................
IMCC OPTION.................................................
  Utah Law and Certain Articles of Incorporation and
     By-laws................................................
  Provisions Limitation of Liability and Indemnification....
  Transfer Agent and Registrar..............................

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock pursuant to the Round Up Option Offering and the Returned Shares Option Offering described in the Prospectus contained in this Registration Statement.

    Securities and Exchange Commission registration fee.........    $
    Legal fees and expenses.....................................
    Accountants' fees and expenses..............................
    Printing expenses...........................................
    NASDAQ listing fee..........................................
    Transfer Agent and Registrar fees and expenses..............
    NASD filing fee.............................................
    Blue Sky fees and expenses..................................
    Directors' and officers' insurance fees and expenses........
    Miscellaneous expenses......................................
    Federal taxes...............................................
    State taxes.................................................
                                                                    --------
         Total..................................................
                                                                    ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant, being incorporated under the Utah Revised Business Corporation Act (the "URBCA"), is mandated under Section 16-10a-903, subject to the Company's Articles of Incorporation to indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. Pursuant to Section 16-10a-902 and subject to
Section 16-10a-906, the Company may indemnify a director for reasonable expenses incurred in a proceeding.

     Article Twelfth of the Company's Articles of Incorporation contains certain provisions permitted under the Utah Revised Business Corporation Act (the "URBCA"), relating to the liability of directors. These provisions eliminate the liability of a director to the Company or to its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on the Company or the shareholders; (c) a violation of Section 16-10a-842 (regarding unlawful distributions); or (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws.

     The Company has liability insurance for its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Over the past nine years, the Company has been involved in various disputes and controversies involving its ownership, operation and management. A shareholders derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr., et al., was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), alleging among other things that the officers and directors of the Company committed various breaches of their fiduciary duties to the Company. A settlement agreement was entered into in the First State Action on April 6, 1993 (the "1993 Settlement Agreement"), wherein, among other things, parties to the lawsuit agreed to the manner in which directors of the Company would be selected until such time as the 1993 Settlement Agreement was terminated. On or about July 21, 1995, attorneys for the Company on behalf of the Company filed an action against John H. Morgan, Jr. and Daisy R. Morgan (John H. Morgan, Jr. and Daisy R. Morgan were shareholders and directors of the Company at this time), to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law that John H. Morgan, Jr. and Daisy R. Morgan had violated the 1993 Settlement Agreement. On October 4, 1995, the Honorable Michael R. Murphy ruled that John H. Morgan, Jr. and Daisy R. Morgan had violated the 1993 Settlement Agreement and entered an order enforcing the 1993 Settlement Agreement (the "Murphy Order"). The Murphy Order was appealed by John H. Morgan, Jr. and Daisy R. Morgan and cross-appealed by the Company. An Order to Show Cause was subsequently filed in the First State Action on behalf of the Company by attorneys for the Company against John H. Morgan, Jr. and Daisy R. Morgan and others (the "Order to Show Cause").

     On or about June 13, 1995, pursuant to a Plan of Share Exchange Agreement dated as of February 16, 1995 by and among the Company, Midwest Railroad Construction and Maintenance Corporation of Wyoming, a Wyoming corporation ("Midwest"), Robert D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff") (the "Share Exchange Agreement"), the Company acquired all of the outstanding shares of Midwest from RD Wolff and JJ Wolff in exchange for 590,000 restricted shares of authorized but unissued shares of the Company. The issuance to Midwest pursuant to the Share Exchange Agreement was exempt from registration under
Section      of the           because           . Pursuant to the Share Exchange
Agreement, RD Wolff became the President of the Company. A shareholders derivative action captioned as Anne Morgan et al. v. R. Dee Erickson, et al., was filed as Case Number 2:95CV-0661C in the United States District Court for the District of Utah, Central Division (the "First Federal Action"), alleging among other things that the defendants had, among other things, violated proxy solicitation rules, violated disclosure rules under the Securities and Exchange Act of 1934, breached their fiduciary duties to the Company's shareholders, breached professional duties, committed fraud, wasted and looted the Company's assets, converted Company property, engaged in self-dealing, mismanaged the corporation and breached the duty of loyalty. The complaint sought among other things, the rescission of the Share Exchange Agreement. In April 1996, the Company, Midwest, RD Wolff and JJ Wolff entered into a Split-Off Agreement whereby, among other things, the Share Exchange Agreement was rescinded (the "Rescission Agreement") and the shares of Midwest acquired by the Company were returned to RD Wolff and JJ Wolff.

     On April 5, 1996, the Company entered into a letter of intent ("Letter of Intent") with IMCC to sell a controlling interest in the Company to IMCC, at a purchase price equal to $3.35 per share. On May 17, 1996, a shareholders derivative suit captioned as Mark Technologies Corp. et al. v. Utah Resources International, Inc., et al., was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action"). Mark G. Jones, a director of the Company, is the controlling shareholder of Mark Technologies Corporation and a shareholder of the Company. The Second State Action included, among other things, a request for the issuance of a temporary restraining order and injunction against the transactions contemplated in the Letter of Intent. On June 26, 1996, the Company entered into two settlement agreements. The first settlement agreement was by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. In particular, the parties to the Morgan Settlement Agreement executed full mutual releases, thereby releasing the claims that they had asserted in the Order to Show Cause, the First State Action and the First Federal Action and a release of approximately $89,229.81 to John H. Morgan, Jr. previously collected from him pursuant to paragraph 8 of the Murphy Order and other amounts covered by the Order staying the execution of the Murphy Order to John H. Morgan, Jr. The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), whereby the parties agreed, among other things, to dismiss the First Federal Action, the Order to Show Cause, the Second State Action and to use their best efforts to terminate the 1993 Settlement Agreement. On July 19, 1996, the notice of hearing on proposed settlement of the Second State Action, the First State Action and the First Federal Action and the notice of hearing on petition to terminate the 1993 Settlement Agreement was mailed to all the Company's shareholders of record as of June 24, 1996. Among other things, the notice provided that the 1996 Settlement Agreement and the Morgan Settlement Agreement

(together the "Settlement Agreements") were to be considered approved by the court on August 12, 1996, and that all objections to the Settlement Agreements had to be presented at that time. On August 9, 1996, shareholders Jenny T. Morgan (who is also a director of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan (together the "Objectors") filed an objection to the hearing and requested that the court continue the settlement approval hearing until after a Company shareholders' vote on the Settlement Agreements and the IMCC Stock Purchase Agreement. In their objections and request for continuance of hearing, the Objectors, among other things, claimed that they had insufficient information with which to evaluate the Stock Purchase Agreement between IMCC and the Company; that they objected to the "no-shop" provision contained in the Letter of Intent; that they had insufficient information regarding John Fife, the sole shareholder of IMCC, and that they needed additional time and information to evaluate the fairness of the Stock Purchase Agreement, and to have the opportunity to solicit other competitive bids to sell the Company. Further, the Objectors alleged that the Company had failed to provide documentation relating to the Stock Purchase Agreement to them. After considering the Objectors' and the parties' initial arguments, the court granted both the parties and the Objectors an additional seven days, through August 19, 1996, to submit written memoranda in support of their positions. Both the Objectors and the parties submitted written memoranda supporting their positions in regard to the Settlement Agreements and the Stock Purchase Agreement. On or about August 23, 1996, the court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. As required by the Transaction Agreements, as defined below, the 1996 Settlement Agreement and the Morgan Settlement Agreement were approved by the Third Judicial District Court of Salt Lake County, West Valley Department Utah, on or about August 28, 1996. The Order to Show Cause was dismissed with prejudice and the 1993 Settlement Agreement was terminated on August 29, 1996.

     On July 3, 1996, following the execution of the Letter of Intent and the execution of the Morgan Settlement Agreement and the 1996 Settlement Agreement, the Company and IMCC entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") (the Letter of Intent, the Morgan Settlement Agreement, the 1996 Settlement Agreement and the Stock Purchase Agreement are hereinafter referred to as the "Transaction Agreements") whereby the Company issued and sold 1,275,912 shares (the "Purchased Shares") of common, $.10 par value per share stock (the "Common Stock") to IMCC, which is wholly owned by John Fife (who, after the acquisition became a director of the Company and currently serves as a director of the Company), so that IMCC owned a 50.5% interest in the Company. IMCC acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of $4,274,305.20 (the "Purchase Price"), of which $641,145.78 was paid in cash by IMCC to the Company at the closing. The remaining $3,633,159.42 was evidenced by IMCC's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date. Interest on the Note is paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid $197,872.52 to the Company which amount represented the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a stock pledge agreement, dated as of July 3, 1996, by and between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note. The issuance to IMCC pursuant to the Stock Purchase Agreement was exempt from registration under
Section      of the           because           .

     As required by the Stock Purchase Agreement, E. Jay Sheen and R. Dee Erickson submitted their resignations as directors of the Company, effective July 13, 1996. As further required by the Stock Purchase Agreement, John Fife was appointed a director of the Company. David Fife, the brother of John Fife, was also appointed as director of the Company. John Fife and David Fife were appointed as directors of the Company by the Muth Group pursuant to the 1993 Settlement Agreement, effective July 13, 1996. As required by the Stock Purchase Agreement, John Fife was elected President and Chief Executive Officer of the Company in July, 1996, pursuant to a 3-0 vote of the Board (Mark G. Jones and Jenny Morgan were not present for the vote). John Fife also serves as Chairman of the Board of the Company pursuant to a 3-2 vote of the Board.

     The Letter of Intent and the Transaction Agreements, including the Stock Purchase Agreement, contemplated that, subject to applicable state and federal securities and state corporate law, the Company would cause a 1,000 to 1 share reverse split of the Company's Common Stock to the shareholders of record at $3.35 per share (the "Reverse Split"), with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the Reverse Split or sell their fractional shares for cash to the Company. IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% interest in the Company. Subsequent to the Reverse Split and subject to applicable state and federal securities and state corporate law, any Company shares redeemed by the Company pursuant to the Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders, other than IMCC or its affiliates, in increments of 1,000 shares (the "Returned Share Option") at a purchase price equal to the pre-Reverse-Split price of $3.35 per share (the "Returned Share Purchase Price"). Only those shares for which the Company has received a fully and properly executed Letter of Transmittal, accompanied by the required documents, will qualify as Returned Shares for the purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of common, $100.00 par value per share stock of the Company (the "New Stock"). In the event the Returned Share Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis as more fully described herein. See "PROPOSED REVERSE SPLIT/Purchase of Returned Shares." Twenty-five percent (25%) of the Returned Share Purchase Price will be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by the Returned Share Note on the terms and conditions as more fully described herein. See "PROPOSED REVERSE SPLIT/Purchase of Returned Shares".

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a)  Exhibits

EXHIBIT NO.                  DESCRIPTION                       LOCATION/INCORPORATION BY REFERENCE
-----------                  -----------                       -----------------------------------
2.2           Stock Purchase Agreement                     Incorporated by reference to Exhibit 1 to
                                                           13D-A as filed September 9, 1996
3.1           Articles of Incorporation of Utah            Incorporated by reference to Exhibit 3.A to
              Resources International, Inc.                the Company's registration statement on Form
                                                           10 as filed June 22, 1981
3.2           Bylaws of Utah Resources International,      Incorporated by reference to Exhibit 3.B to
              Inc.                                         the Company's registration statement on Form
                                                           10 as filed June 22, 1981
3.3           Amendment of Bylaws dated November 17,       Incorporated by reference to Exhibit 3.3 to
              1992                                         the Company's Annual Report of Form 10-KSB
                                                           for the year ended December 31, 1992
3.4           Amendment of Bylaws -- December, 1994        Incorporated by reference to Exhibit 3.4 to
                                                           the Company's Annual Report of Form 10-KSB
                                                           for the year ended December 31,1994
3.5           Amendment to Articles of Incorporation       Incorporated by reference to Exhibit 3.5 to
              adopted by shareholders January 26, 1995     the Company's Annual Report of Form 10-KSB
                                                           for the year ended December 31, 1994
4.1           Instruments defining the rights of           See Exhibit numbers 3.1 through 3.5
              security holders, including indentures
5.1           Opinion of Wildman, Harrold, Allen & Dixon   *

EXHIBIT NO.                  DESCRIPTION                       LOCATION/INCORPORATION BY REFERENCE
-----------                  -----------                       -----------------------------------
10.1          B & E Securities Profit Sharing Agreement    Incorporated by reference to Exhibit 10 to
                                                           the Company's registration statement on Form
                                                           10 as amended and filed May 20, 1982
10.2          Southgate Palms Partnership Agreement        Incorporated by reference to Exhibit 10.2 to
                                                           the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1986
10.3          Southgate Palms Plaza Limited Partnership    Incorporated by reference to Exhibit 10.3 to
              Agreement                                    the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1986
10.4          Southgate Plaza Partnership Agreement        Incorporated by reference to Exhibit 10.4 to
                                                           the Company's Annual Report on Form 10-KSB
                                                           for year ended December 31, 1986
10.5          Southgate Plaza Limited Partnership          Incorporated by reference to Exhibit 10.5 to
              Agreement                                    the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1985
10.6          Southgate Resort Partnership Agreement       Incorporated by reference to Exhibit 10.6 to
                                                           the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1985
10.7          Southgate Resort Limited Partnership         Incorporated by reference to Exhibit 10.7 to
              Agreement                                    the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1985
10.8          Resources Limited Partnership Agreement      Incorporated by reference to Exhibit 10.8 to
              with amendments                              the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1985
10.9          Tonaquint-Indian Hills Limited Partnership   Incorporated by reference to Exhibit 10.9 to
              Agreement                                    the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1985
10.10         Lease Agreement -- Court Club Property       Incorporated by reference to Exhibit 10.10
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1985
10.11         Service Station Limited Partnership          Incorporated by reference to Exhibit 10.11
              #2 -- Partnership Agreement                  to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1986
10.20         Settlement Agreement dated July 31, 1989,    Incorporated by reference to Exhibit 10.20
              with C.E.C. Industries Corp.                 to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989
10.21         Addendum to Settlement Agreement with        Incorporated by reference to Exhibit 10.21
              C.E.C. Industries Corp.                      to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989
10.22         Option Agreement dated November 29, 1989     Incorporated by reference to Exhibit 10.22
              re: C.E.C. Industries Corp.                  to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989
10.23         Trust Deed Note dated November 29, 1989      Incorporated by reference to Exhibit 10.23
              re: C.E.C. Industries Corp.                  to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989
10.24         Trust Deed dated November 29, 1989 re:       Incorporated by reference to Exhibit 10.24
              C.E.C. Industries Corp.                      to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989
10.25         Mutual Releases re: C.E.C. Industries        Incorporated by reference to Exhibit 10.25
              Corp.                                        to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989
10.26         Mutual Release re: Counterclaim              Incorporated by reference to Exhibit 10.26
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989

EXHIBIT NO.                  DESCRIPTION                       LOCATION/INCORPORATION BY REFERENCE
-----------                  -----------                       -----------------------------------
10.27         Dissolution Agreement dated April 28, 1989   Incorporated by reference to Exhibit 10.27
              re: Southgate Palms                          to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1989
10.28         Promissory Note dated March 29, 1991         Incorporated by reference to Exhibit 10.28
              executed by Resources Limited Partnership    to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1990
10.29         Deed of Trust dated March 29, 1991           Incorporated by reference to Exhibit 10.29
              executed by Resources Limited Partnership    to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1990
10.30         Settlement Agreement dated April 6, 1993     Incorporated by reference to Exhibit 10.30
              **                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1992
10.31         Real Estate Contract dated May 3, 1993       Incorporated by reference to Exhibit 10.31
              between Resources Limited Partnership,       to the Company's Annual Report on Form
              Tonaquint, Inc., and St. George Inn, L.C.    10-KSB for the year ended December 31, 1992
10.32         Options Contract dated May 21, 1993,         Incorporated by reference to Exhibit 10.32
              between Service Station Limited              to the Company's Annual Report on Form
              Partnership #2 and St. George Inn, L.C.      10-KSB for the year ended December 31, 1992
10.33         Assignment of Partnership and Limited        Incorporated by reference to Exhibit 10.33
              Partnership Interests dated May 7, 1993      to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1992
10.34         Share Exchange Agreement                     Incorporated by reference to Exhibit 3 to
                                                           Form 8-K as filed July 20, 1995
10.35         Stock Purchase Agreement                     Incorporated by reference to Exhibit 1 to
                                                           Form 13D-A as filed September 9, 1996
10.36         Splitoff Agreement                           Incorporated by reference to Exhibit 10.36
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1995
10.37         Morgan Settlement Agreement                  Incorporated by reference to Exhibit 10.37
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1995
10.38         1996 Settlement Agreement                    Incorporated by reference to Exhibit 10.38
                                                           to the Company's Annual Report on Form
                                                           10-KSB for the year ended December 31, 1995
15            Letter re: unaudited interim financial       *
              information
21            List of Subsidiaries                         Incorporated by reference to Exhibit 21 to
                                                           the Company's Annual Report on Form 10-KSB
                                                           for the year ended December 31, 1992

---------------

*   To be filed by amendment

** Confidential treatment has been granted with respect to information contained in this Exhibit.

     (b)  Financial Statement Schedule:

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(A)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) INCORPORATED ANNUAL AND QUARTERLY REPORTS.

     to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(C) INCLUDE THE FOLLOWING IN A REGISTRATION STATEMENT PERMITTED BY RULE 430A UNDER THE SECURITIES ACT OF 1933:

     (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) that for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the following persons in the capacities indicated on February 25, 1998.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                                                       President, Director, CEO and Chairman of the
-----------------------------------------------------  Board
                    John M. Fife

                                                       Vice President
-----------------------------------------------------
                     Gerry Brown

                                                       CFO, Secretary and Treasurer
-----------------------------------------------------
                 Ladd Worth Eldredge

                                                       Director
-----------------------------------------------------
                  Lyle D. Hurd, Jr.

                                                       Director
-----------------------------------------------------
                     David Fife

                                                       Director
-----------------------------------------------------
                 Stuart B. Peterson

                                                       Director
-----------------------------------------------------
                    Gregory White